Exhibit 10.1

$225,000,000 REVOLVING CREDIT FACILITY
$75,000,000 DELAYED DRAW TERM LOAN FACILITY

CREDIT AGREEMENT

by and among

CALGON CARBON CORPORATION,

THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent,

CITIZENS BANK OF PENNSYLVANIA, as Syndication Agent,

BRANCH BANKING AND TRUST COMPANY, as Co-Documentation Agent,

BANK OF AMERICA, N.A., as Co-Documentation Agent,

RBS CITIZENS, N.A., as Joint Lead Arranger and Joint Bookrunner,

and

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner

Dated as of November 6, 2013

CUSIP # 12960HAD7

TABLE OF CONTENTS

				Page

1.	CERTAIN DEFINITIONS			1

1.1	Certain Definitions			1

1.2	Construction			30

1.3	Accounting Principles; Changes in GAAP			30

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			31
	2.1	Revolving Credit Commitments		31
		2.1.1	Revolving Credit Loans	31
		2.1.2	Swing Loan Commitment	32
	2.2	Nature of Lenders' Obligations with Respect to Revolving Credit Loans		32
	2.3	Revolving Credit Commitment Fees		32
	2.4	Revolving Credit Loan Requests; Swing Loan Requests		33
		2.4.1	Revolving Credit Loan Requests	33
		2.4.2	Swing Loan Requests	33
	2.5		Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	34
		2.5.1	Making Revolving Credit Loans	34
		2.5.2	Presumptions by the Administrative Agent	34
		2.5.3	Making Swing Loans	34
		2.5.4	Repayment of Revolving Credit Loans	35
		2.5.5	Borrowings to Repay Swing Loans	35
	2.6	Revolving Credit Notes and Swing Notes		35
	2.7	Use of Proceeds		35
	2.8	Letter of Credit Subfacility		35
		2.8.1	Issuance of Letters of Credit	35
		2.8.2	Letter of Credit Fees	36
		2.8.3	Disbursements, Reimbursement	36
		2.8.4	Repayment of Participation Advances	38
		2.8.5	Documentation	38
		2.8.6	Determinations to Honor Drawing Requests	38
		2.8.7	Nature of Participation and Reimbursement Obligations	39
		2.8.8	Indemnity	40
		2.8.9	Liability for Acts and Omissions	40
		2.8.10	Issuing Lender Reporting Requirements	42
	2.9	Termination or Reduction of Revolving Credit Commitments		42
	2.10	Increase in Revolving Credit Commitments		42

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		2.10.1	Increasing Lenders and New Lenders	42
		2.10.2	Treatment of Outstanding Loans and Letters of Credit	44
	2.11	Extension of Expiration Date		44
	2.12	Defaulting Lenders		46
	2.13	Utilization of Commitments in Optional Currencies		48
		2.13.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding Repayment in Same Currency	48
		2.13.2	Notices From Lenders that Optional Currencies Are Unavailable to Fund New Loans	48
		2.13.3	Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option	48
		2.13.4	European Monetary Union	49

3.	DELAYED DRAW TERM LOANS			50
	3.1	Delayed Draw Term Loan Commitments		50
	3.2	Nature of Lenders' Obligations with Respect to Delayed Draw Term Loans		50
	3.3	Delayed Draw Term Commitment Fees		50
	3.4	Delayed Draw Term Loan Requests		51
	3.5	Making Delayed Draw Term Loans; Presumptions by the Administrative Agent; Repayment of Delayed Draw Term Loans		52
		3.5.1	Making Delayed Draw Term Loans	52
		3.5.2	Presumptions by the Administrative Agent	52
		3.5.3	Repayment of Delayed Draw Term Loans	52
	3.6	Delayed Draw Term Notes		53
	3.7	Use of Proceeds of Delayed Draw Term Loans		53

4.	INTEREST RATES			53
	4.1	Interest Rate Options		53
		4.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	53
		4.1.2	Delayed Draw Term Loan Interest Rate Options	54
		4.1.3	Rate Quotations	54
	4.2	Interest Periods		54
		4.2.1	Amount of Borrowing Tranche	54
		4.2.2	Renewals	54
	4.3	Interest After Default		55
		4.3.1	Letter of Credit Fees, Interest Rate	55
		4.3.2	Other Obligations	55
		4.3.3	Acknowledgment	55
	4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		55
		4.4.1	Unascertainable	55
		4.4.2	Illegality; Increased Costs; Deposits Not Available	55
		4.4.3	Administrative Agent's and Lender's Rights	56
	4.5	Selection of Interest Rate Options		56

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5.	PAYMENTS			56
	5.1	Payments		56
	5.2	Pro Rata Treatment of Lenders		57
	5.3	Sharing of Payments by Lenders		57
	5.4	Presumptions by Administrative Agent		58
	5.5	Interest Payment Dates		58
	5.6	Voluntary Prepayments		59
		5.6.1	Right to Prepay	59
		5.6.2	Replacement of a Lender	59
		5.6.3	Designation of a Different Lending Office	60
	5.7	Mandatory Prepayments for Currency Fluctuations		60
	5.8	Increased Costs		61
		5.8.1	Increased Costs Generally	61
		5.8.2	Capital Requirements	61
		5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	62
		5.8.4	Delay in Requests	62
	5.9	Taxes		62
		5.9.1	Issuing Lenders	62
		5.9.2	Payments Free of Taxes	62
		5.9.3	Payment of Other Taxes by the Loan Parties	63
		5.9.4	Indemnification by the Loan Parties	63
		5.9.5	Indemnification by the Lenders	63
		5.9.6	Reserved	63
		5.9.7	Status of Lenders	63
		5.9.8	Treatment of Certain Refunds	65
		5.9.8	Treatment of Certain Refunds	65
		5.9.9	Survival	66
	5.10	Indemnity		66
	5.11	Settlement Date Procedures		66
	5.12	Currency Conversion Procedures for Judgments		67
	5.13	Indemnity in Certain Events		67

6.	REPRESENTATIONS AND WARRANTIES			67
	6.1	Representations and Warranties		67
		6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	67
		6.1.2	Capitalization; Subsidiaries; Investment Companies	68
		6.1.3	Validity and Binding Effect	68
		6.1.4	No Conflict; Material Agreements; Consents	68
		6.1.5	Litigation	69
		6.1.6	Financial Statements	69
		6.1.7	Margin Stock	70
		6.1.8	Full Disclosure	70
		6.1.9	Taxes	70
		6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc.	71

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		6.1.11	Insurance	71
		6.1.12	ERISA Compliance	71
		6.1.13	Environmental Matters	72
		6.1.14	Solvency	72
		6.1.15	Anti-Terrorism Laws	72
	6.2	Updates to Schedules		72

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			72
	7.1	First Loans and Letters of Credit		72
		7.1.1	Deliveries	72
		7.1.2	Payment of Fees	74
	7.2	Each Loan or Letter of Credit		74

8.	COVENANTS			74
	8.1	Affirmative Covenants		74
		8.1.1	Preservation of Existence, Etc	74
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	74
		8.1.3	Maintenance of Insurance	75
		8.1.4	Maintenance of Properties and Leases	75
		8.1.5	Visitation Rights	75
		8.1.6	Keeping of Records and Books of Account	76
		8.1.7	Compliance with Laws; Use of Proceeds	76
		8.1.8	Anti-Terrorism Laws	76
		8.1.9	Keepwell	76
	8.2	Negative Covenants		77
		8.2.1	Indebtedness	77
		8.2.2	Liens; Lien Covenants	78
		8.2.3	Guaranties	78
		8.2.4	Loans and Investments	78
		8.2.5	Dividends and Related Distributions	79
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	79
		8.2.7	Dispositions of Assets or Subsidiaries	81
		8.2.8	Affiliate Transactions	81
		8.2.9	Subsidiaries and Partnerships	82
		8.2.10	Continuation of or Change in Business	82
		8.2.11	Fiscal Year	82
		8.2.12	Changes in Organizational Documents	82
		8.2.13	Reserved	82
		8.2.14	Reserved	82
		8.2.15	Minimum Interest Coverage Ratio	82
		8.2.16	Maximum Leverage Ratio	82
		8.2.17	Anti-Terrorism Laws	82
	8.3	Reporting Requirements		83
		8.3.1	Quarterly Financial Statements	83
		8.3.2	Annual Financial Statements	83
		8.3.3	Certificate of the Parent	84
		8.3.4	Notices	84

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9.	DEFAULT			85
	9.1	Events of Default		85
		9.1.1	Payments Under Loan Documents	85
		9.1.2	Breach of Warranty	85
		9.1.3	Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	85
		9.1.4	Breach of Other Covenants	85
		9.1.5	Defaults in Other Agreements or Indebtedness	85
		9.1.6	Final Judgments or Orders	86
		9.1.7	Loan Document Unenforceable	86
		9.1.8	Proceedings Against Assets	86
		9.1.9	Events Relating to Pension Plans and Multiemployer Plans	86
		9.1.10	Change of Control	86
		9.1.11	Relief Proceedings	86
	9.2	Consequences of Event of Default		87
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	87
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	87
		9.2.3	Set-off	87
		9.2.4	Application of Proceeds	88
10.	THE ADMINISTRATIVE AGENT			89
	10.1	Appointment and Authority		89
	10.2	Rights as a Lender		89
	10.3	Exculpatory Provisions		89
	10.4	Reliance by Administrative Agent		90
	10.5	Delegation of Duties		90
	10.6	Resignation of Administrative Agent		91
	10.7	Non-Reliance on Administrative Agent and Other Lenders		91
	10.8	No Other Duties, etc.		92
	10.9	Administrative Agent's Fee		92
	10.10	Authorization to Release Guarantors		92
	10.11	No Reliance on Administrative Agent's Customer Identification Program		92
11.	MISCELLANEOUS			92
	11.1	Modifications, Amendments or Waivers		92
		11.1.1	Increase of Commitment	93
		11.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	93
		11.1.3	Release of Guarantor	93
		11.1.4	Miscellaneous	93
	11.2	No Implied Waivers; Cumulative Remedies		94
	11.3	Expenses; Indemnity; Damage Waiver		94
		11.3.1	Costs and Expenses	94

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	11.3.2	Indemnification by the Loan Parties	94
	11.3.3	Reimbursement by Lenders	95
	11.3.4	Waiver of Consequential Damages, Etc.	95
	11.3.5	Payments	95
11.4	Holidays		95
11.5	Notices; Effectiveness; Electronic Communication		96
	11.5.1	Notices Generally	96
	11.5.2	Electronic Communications	96
	11.5.3	Change of Address, Etc.	97
11.6	Severability		97
11.7	Duration; Survival		97
11.8	Successors and Assigns		97
	11.8.1	Successors and Assigns Generally	97
	11.8.2	Assignments by Lenders	97
	11.8.3	Register	99
	11.8.4	Participations	99
	11.8.5	Limitations upon Participant Rights Successors and Assigns Generally	100
	11.8.6	Certain Pledges; Successors and Assigns Generally	101
11.9	Confidentiality		101
	11.9.1	General	101
	11.9.2	Sharing Information With Affiliates of the Lenders	101
11.10	Counterparts; Integration; Effectiveness		102
	11.10.1	Counterparts; Integration; Effectiveness	102
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		102
	11.11.1	Governing Law	102
	11.11.2	SERVICE OF PROCESS	103
	11.11.3	WAIVER OF JURY TRIAL	103
11.12	USA Patriot Act Notice		103
11.13	Payment of Debt; Joint and Several Obligations; Borrowing Agency		103
	11.13.1	Borrowers	104
	11.13.2	Designation of Borrowing Agent; Nature of Borrowing Agency	104
11.14	Additional Waivers of Borrowers		104
11.16	Joinder		105

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 1.1(S)	-	STANDALONE LETTERS OF CREDIT
SCHEDULE 6.1.2	-	CAPITALIZATION; SUBSIDIARIES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(L)	-	LENDER JOINDER
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(N)(3)	-	DELAYED DRAW TERM NOTE
EXHIBIT 2.4.1	-	LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 3.4	-	DELAYED DRAW TERM LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 7.1.1(A)	-	CLOSING DATE COMPLIANCE CERTIFICATE
EXHIBIT 7.1.1(B)	-	SOLVENCY CERTIFICATE
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the "Agreement") is dated as of November 6, 2013, and is made by and among CALGON CARBON CORPORATION, a Delaware corporation ("Calgon Carbon"), each of the other BORROWERS (as hereinafter defined), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the "Administrative Agent").

The Borrowers have requested the Lenders to provide (i) a revolving credit facility to the Borrowers in an aggregate principal amount, subject to Section 2.10 [Increase in Revolving Credit Commitments], not to exceed Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00) and (ii) a Seventy-Five Million and 00/100 Dollar ($75,000,000.00) delayed draw term loan facility.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.       CERTAIN DEFINITIONS

1.1           Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Anniversary Date shall have the meaning specified in Section 2.11 [Extension of Expiration Date].

Additional Commitment Lender shall have the meaning specified in Section 2.11 [Extension of Expiration Date].

Administrative Agent shall have the meaning specified in the Preamble hereof.

Administrative Agent's Fee shall have the meaning specified in Section 10.9 [Administrative Agent's Fee].

Administrative Agent's Letter shall have the meaning specified in Section 10.9 [Administrative Agent's Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds five percent (5%) or more of any class of the voting or other equity interests of such Person, or (iii) five percent (5%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Agreement shall have the meaning specified in the Preamble hereof.

Alternate Source shall have the meaning specified in the definition of LIBOR Rate.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Commitment Fees."

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Letter of Credit Fee."

Applicable Margin shall mean, as applicable:

(A)           the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Base Rate Spread",

(B)           the percentage spread to be added to the Base Rate applicable to Delayed Draw Term Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Delayed Draw Term Loan Base Rate Spread",

(C)           the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit LIBOR Rate Spread", or

(D)           the percentage spread to be added to the LIBOR Rate applicable to Delayed Draw Term Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Delayed Draw Term Loan LIBOR Rate Spread".

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President, Treasurer or Assistant Treasurer of such Loan Party or any manager or the members (as applicable) in the case of a Loan Party which is a limited liability company, such other individuals, designated by written notice to the Administrative Agent from the Borrowing Agent, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder.  The Borrowing Agent may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus one half of one percent (0.50%), and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus one percent (1.00%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1(i) [Revolving Credit Base Rate Option] or Section 4.1.2(i) [Delayed Draw Term Loan Base Rate Option], as applicable.

Borrower or Borrowers shall mean, singularly or collectively as the context may require, Calgon Carbon and each other Person which joins this Agreement as a Borrower after the date hereof pursuant to Section 11.15 [Joinder].

Borrower Extension Notice Date shall have the meaning specified in Section 2.11 [Extension of Expiration Date].

Borrower Joinder shall mean a joinder by a Person as a Borrower under this Agreement, the Notes and the other Loan Documents in substantially the form of Exhibit 1.1(B).

Borrowing Agent shall mean Calgon Carbon.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Revolving Credit Loan Request or Delayed Draw Term Loan Request by the Borrowing Agent and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

British Pounds Sterling shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Calgon Carbon shall have the meaning specified in the Preamble hereof.

Canadian Dollars shall mean the official currency of Canada.

Capitalized Lease Obligations of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

CDOR Rate shall mean on any day and for any period, an annual rate of interest equal to the rate applicable to Canadian Dollar bankers' acceptances for the applicable Interest Period appearing on the "Reuters Screen CDOR Page", rounded to the nearest 1/100th of one percent (0.01%) (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day the CDOR rate on such day shall be the rate for such period applicable to Canadian Dollar bankers' acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 10:00 a.m. on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent or (b) such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) who, at the time of the execution of this Agreement or upon the consummation of the Reorganization Transaction, does not own five percent (5%) or more of the Equity Interests of the Parent, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Equity Interests representing more than twenty percent (20%) of the total voting power of the Equity Interests of the Parent on a fully diluted basis, (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (A) nominated by the Board of Directors of the Parent nor (B) appointed by directors so nominated, (iii) the merger or consolidation of the Parent with or into another Person, or the merger or consolidation of another Person with and into the Parent, with the effect that, immediately after such transaction, the stockholders of the Parent immediately prior to such transaction hold less than fifty percent (50%) of the Equity Interests of the Person surviving such merger or consolidation, or (iv) the Parent shall cease to own, directly or indirectly, one hundred percent (100%) of the fully diluted Equity Interests of any other Loan Party.

CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance Etc.].

Citizens Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit issued by Citizens Bank of Pennsylvania, in its capacity as Issuing Lender, on such date (if any such Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date, in each case in respect of drawings made under Letters of Credit issued by Citizens Bank of Pennsylvania, in its capacity as Issuing Lender.

Closing Compliance Certificate shall have the meaning assigned to that term in Section 7.1.1(ix) [Deliveries].

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be November 6, 2013.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Delayed Draw Term Loan Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Delayed Draw Term Loan Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fees shall mean collectively the Revolving Credit Commitment Fee and the Delayed Draw Term Commitment Fee.

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrowers].

Computation Date shall have the meaning specified in Section 2.13.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding, Etc.].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Covered Entity shall mean (a) each Loan Party and each Subsidiary of any Loan Party, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Defaulting Lender shall mean any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Loan Party or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Administrative Agent or, solely with respect to PNC, by the Parent, in each case, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent's or, solely with respect to PNC, by the Parent's receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.12 [Defaulting Lenders], the term "Bankruptcy Event" means, with respect to any Person, such Person or such Person's direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Delayed Draw Term Commitment Fee shall have the meaning specified in Section 3.3 [Delayed Draw Term Commitment Fee].

Delayed Draw Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Delayed Draw Term Loans," as such Commitment is thereafter assigned or modified and Delayed Draw Term Loan Commitments shall mean the aggregate Delayed Draw Term Loan Commitments of all of the Lenders.

Delayed Draw Term Loan Commitment Period shall mean the period beginning on the Closing Date and ending on November 6, 2015.

Delayed Draw Term Loan Request shall have the meaning given to such term in Section 3.4 [Delayed Draw Term Loan Requests].

Delayed Draw Term Loans shall mean collectively and Delayed Draw Term Loan shall mean separately all Delayed Draw Term Loans or any Delayed Draw Term Loans made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 3.1 [Delayed Draw Term Loans Commitments].

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

Domestic Person shall mean an entity organized under the laws of any state of the United States of America or the District of Columbia.

Domestic Subsidiary shall mean any Subsidiary of any Loan Party that is a Domestic Person.

Drawing Date shall have the meaning specified in Section 2.8.3.1 [Disbursements, Reimbursement].

EBITDA shall mean, for any period of determination, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, (ii) income tax expense, net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense and (iv) any non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges and any non-cash charge that relates to the write-down or write-off of inventory) minus (b) without duplication and to the extent included in Net Income, (i) any non-cash gains (excluding non-cash gains that represent an accrual or reserve for a future or potential cash payment), all calculated for the Parent on a Consolidated Basis in accordance with GAAP.  For purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, EBITDA as reported in the Leverage Ratio shall be calculated on a pro forma basis, using (i) historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period and set forth in a certificate delivered by an Authorized Officer of the Borrowing Agent to the Administrative Agent (which certificate shall also set forth in reasonable detail the calculation of such financial effects).  Additionally, for purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to Section 8.2.7 [Disposition of Assets or Subsidiaries] hereof, EBITDA as reported in the maximum Leverage Ratio shall be calculated as if such disposition had been consummated at the beginning of such period.  In addition, EBITDA shall be adjusted to the extent that the computation of EBITDA includes a gain or loss with respect to a Swap Agreement as follows: EBITDA shall be (1) increased by any non-cash items of loss arising from such Swap Agreement, in each case, net of any actual cash payments related to the items giving rise to the loss and (2) decreased by any non-cash items of gain arising from such Swap Agreement, in each case, net of any actual cash payments related to items giving rise to the gain.

Eligible Contract Participant shall mean an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder.

Eligibility Date shall mean, with respect to each Loan Party and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of the Lender Provided Swap Agreement related to such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such other Loan Document(s) to which such Loan party is a party).

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equity Interests shall mean (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent's spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of "Equivalent Amount".

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with any Loan Party and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Loan Parties, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro shall refer to the lawful currency of the Participating Member States.

Eurocurrency Liabilities shall have the meaning specified in the definition of LIBOR Reserve Percentage.

European Interbank Market shall mean the European interbank market for Euro operating in Participating Member States.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default."

Excluded Swap Obligations shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement, any Guaranty Agreement or any other Loan Document that relates to such Swap Obligation (or any Guaranty thereof or the grant by such Loan Party of a security interest to secure such Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an "Eligible Contract Participant" on the Eligibility Date for such Swap Obligation.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap Obligation, this definition shall only include the portion of such Swap Obligation for which such guaranty or security interest is or becomes illegal as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap Obligation; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligation with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient's failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(E) that were issued by the financial institution listed on Schedule 1.1(E) prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.

Existing Termination Date shall have the meaning specified in Section 2.11 [Extension of Expiration Date].

Expiration Date shall mean, with respect to the Revolving Credit Commitments, November 6, 2018, subject, for certain Lenders, to extension pursuant to Section 2.11 [Extension of Expiration Date].

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100th of one percent (1.00%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, a "Federal Funds Open Rate Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Open Rate Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Open Rate Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

Federal Funds Open Rate Alternate Source shall have the meaning specified in the definition of Federal Funds Open Rate.

Fitch shall mean Fitch Ratings.

Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Foreign Subsidiary shall mean any Subsidiary of any Loan Party that is not a Domestic Person.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

Guarantor shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.15 [Joinder].

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement or Guaranty Agreements shall mean, singularly or collectively, as the context may require, (i) the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2), executed and delivered by certain Subsidiaries of Calgon Carbon to the Administrative Agent (for its benefit and for the benefit of the Lenders) and (ii) any other Guaranty and Suretyship Agreement made by any Guarantor to the Administrative Agent (for its benefit and for the benefit of the Lenders), in form and substance satisfactory to the Administrative Agent.

Holdco shall mean the Delaware limited liability company that is formed by Calgon Carbon in connection with the consummation of the Reorganization Transaction.

ICC shall have the meaning specified in Section 11.11.1 [Governing Law].

Increasing Lender shall have the meaning assigned to that term in Section 2.10.1 [Increasing Lender and New Lender].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) reimbursement obligations (contingent or otherwise) under any Swap Agreement: (A) in the case of a Swap Agreement that has been closed out, in an amount equal to the termination value thereof and (B) in the case such Swap Agreement that has not been closed out, in an amount equal to the mark to market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreement, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), and/or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Loan Parties].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean an Intercompany Subordination Agreement among Calgon Carbon and various of its Subsidiaries in substantially the form attached hereto as Exhibit 1.1(I).

Interest Coverage Ratio shall mean for any period of determination, the ratio of (a) EBITDA to (b) Interest Expense.

Interest Expense means, with reference to any period, total interest expense (including that attributable to Capitalized Lease Obligations) of the Parent on a Consolidated Basis for such period with respect to all outstanding Indebtedness of the Parent on a Consolidated Basis.

Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans or Delayed Draw Term Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one (1) Month with respect to Optional Currency Loans and one (1), two (2), three (3) or six (6) Months (and, if agreed to by all Lenders (other than a Defaulting Lender), twelve (12) Months) with respect to all other Loans.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrowers are renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date or the Maturity Date, as applicable.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrowers, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the Internal Revenue Service.

ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].

Issuing Lender shall mean PNC, Citizens Bank of Pennsylvania and, solely with respect to the Existing Letters of Credit, First Commonwealth Bank, in their respective individual capacities as issuer of Letters of Credit hereunder, and any other Lender that Borrowers, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Japanese Yen shall mean the official currency of Japan.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lender Extension Notice Date shall have the meaning specified in Section 2.11 [Extension of Expiration Date].

Lender Provided Swap Agreement shall mean an Swap Agreement which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms is documented in a standard International Swap Dealer Association Agreement or another reasonable customary manner.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, "Lenders" shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit]; provided, however, that, in no event shall the term “Letter of Credit” include any Standalone Letter of Credit.

Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.8.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent Amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Leverage Ratio shall mean, as of the date of determination, the ratio of (i) Total Indebtedness to (ii) EBITDA.

LIBOR Rate shall mean the following:

(a)           with respect to the Dollar Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR may also be expressed by the following formula:

             London interbank offered rates quoted by Bloomberg
LIBOR Rate    =                                or appropriate successor as shown on Bloomberg Page BBAM1
                                      1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b)           with respect to Optional Currency Loans in currency other than Euro comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant Optional Currency are offered by leading banks in the Relevant Interbank Market), or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the relevant Optional Currency for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

LIBOR =                 Relevant Interbank Market offered rate quoted by
Bloomberg or appropriate successor as shown on
Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  The LIBOR Rate for any Loans shall be based upon the LIBOR Rate for the currency in which such Loans are requested.

(c)           with respect to Optional Currency Loans denominated in Euro comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in Euro are offered by leading banks in the Relevant Interbank Market) or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in Euro for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

                LIBOR =                 London interbank offered rate quoted by
Bloomberg or appropriate successor as shown on
Bloomberg Page BBAM1
                            1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  LIBOR Rate for any Loans shall be based upon the LIBOR Rate for the currency in which such Loans are requested.

Notwithstanding anything to the contrary contained herein, if, at any time, the LIBOR Rate is not available for (i) Optional Currency Loans in Canadian Dollars, any reference contained in this Agreement to the LIBOR Rate with respect to such Canadian Dollar Loan shall be a reference to the CDOR Rate, and (ii) Optional Currency Loans in any other currency, any reference contained in this Agreement to the LIBOR Rate with respect to such Optional Currency Loan shall be a reference to a rate to be mutually agreed upon between the Borrowing Agent and the Administrative Agent.

LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option] or Section 4.1.2(ii) [Delayed Draw Term Loan LIBOR Rate Option], as applicable.

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent's Letter, each Guaranty Agreement, the Intercompany Subordination Agreement, each Note, any Lender Provided Swap Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrowers and the Guarantors.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans and the Delayed Draw Term Loans or any Revolving Credit Loan, Swing Loan or Delayed Draw Term Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b)  has a material adverse effect upon the business, assets or financial condition, of the Loan Parties and their Subsidiaries taken as a whole, (c) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Maturity Date shall mean, with respect to the Delayed Draw Term Loan Commitments, November 6, 2020.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc.

Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or an ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

Net Income for any period of determination shall mean the consolidated net income (or loss) after taxes of the Parent on a Consolidated Basis.

New Lender shall have the meaning assigned to that term in Section 2.10.1 [Increasing Lender and New Lender].

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Extending Lender shall have the meaning specified in Section 2.11 [Request for Extension].

Notes shall mean, collectively, the promissory notes in substantially the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in substantially the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and substantially in the form of Exhibit 1.1(N)(3) evidencing the Delayed Draw Term Loans.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Swap Agreement and (iii) any Other Lender Provided Financial Service Product.  Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean any of the following currencies (i) British Pounds Sterling, (ii) Japanese Yen, (iii) Euros, (iv) Canadian Dollars, (v) Singapore Dollars, (vi) Swiss Franc and (vii) any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.13.4(iii) [Requests for Additional Optional Currencies].  Subject to Section 2.13.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Loans shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

Optional Currency Sublimit shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange, cross-currency swap or other similar transaction.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]) and except any Excluded Taxes.

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

Parent shall mean, prior to the Reorganization Transaction, Calgon Carbon and, after the Reorganization Transaction, Holdco.

Parent on a Consolidated Basis means the consolidation of Parent and its Subsidiaries in accordance with GAAP.

Participant has the meaning specified in Section 11.8.4 [Participations].

Participant Register shall have the meaning specified in Section 11.8.4 [Participations].

Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.8.3.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date (in the case of Revolving Credit Loans), the Maturity Date (in the case of Delayed Draw Term Loans) or upon acceleration of the Notes.

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than contingent indemnification Obligations), termination of the Commitments and expiration or termination (or cash collateralization) of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Acquisition shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(i)  for Parent or any Domestic Subsidiary:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the a credit rating of not less than A2, P2 or F2 from S&P, Moody's or Fitch, as applicable;

(c)           investments in certificates of deposit, banker's acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any  Lender or any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million and 00/100 Dollars ($500,000,000.00);

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (I) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (II) are rated AAA by S&P and Aaa by Moody's and (III) have portfolio assets of at least Five Billion and 00/100 Dollars ($5,000,000,000.00);

(f)           investments made under any cash management agreements with any Lender or any commercial bank that satisfies the criteria set forth in clause (c) above; and

(ii)  for Foreign Subsidiary:

(a)           any credit balances, realizable within three months, on any bank or other deposit, savings or current account;

(b)           cash in hand;

(c)           securities which are issued and guaranteed by the sovereign government of the applicable Foreign Subsidiary to raise funds and publically traded in such jurisdiction;

(d)           Sterling or Euro commercial paper maturing not more than 12 months from the date of issue and rated A-1 by S&P or P-1 by Moody's; and

(e)           any deposit with or acceptance maturing not more than one year after issue accepted by an institution authorized under the Banking Act 1987, and Sterling denominated debt securities having not more than one year until final maturity and listed on a recognized stock exchange and rated at least AA by S&P and Aa by Moody's.

Permitted Liens shall mean:

(i)           Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)           (A) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs and (B) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to the Loan Parties or any of their Subsidiaries;

(iii)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)           Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)           Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Swap Agreements and Other Lender Provided Financial Services Obligations);

(vii)           Liens on property leased by any Loan Party or Subsidiary of a Loan Party under operating leases  securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii)           Any Lien existing on the Closing Date and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(ix)           Purchase Money Security Interests and capitalized leases;

(x)           Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (C) in favor of a banking institution or securities intermediary arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and that do not secure Indebtedness;

(xi)           The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)           Liens resulting from final judgments or orders described in Section 9.1.6 [Final Judgments or Orders];

(xii)           (A) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business (including with respect to intellectual property and software) which do not (1) interfere in any material respect with the business of the Loan Parties and their Subsidiaries, taken as a whole, or (2) secure any Indebtedness for borrowed money or (B) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Loan Party or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xiii)           Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv)           Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) in connection with any transaction entered into by any Loan Party or any of its Subsidiaries otherwise permitted under this Agreement;

(xv)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business; and

(xvi)           other Liens securing Indebtedness permitted under Section 8.2.1 [Indebtedness] so long as the aggregate principal amount (or guaranteed lease payment amount with respect to non-capital leases) of all such Indebtedness outstanding does not, at any time, exceed Thirty-Five Million and 00/100 Dollars ($35,000,000.00).

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Projections shall have the meaning specified in Section 6.1.6(ii) [Financial Projections].

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one (1) month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Qualified ECP Loan Party shall mean, in respect of any Swap Obligation of a Loan Party, each Loan Party that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) on the applicable Eligibility Date or such other Loan Party as constitutes an Eligible Contract Participant and can cause another Loan Party to qualify as an Eligible Contract Participant at such time by entering into a "letter of credit or keepwell, support, or other agreement" under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Swap Agreement shall mean a Swap Agreement with a provider reasonably acceptable to the Administrative Agent and which (i) is documented in a standard International Swap Dealer Association Agreement or in another reasonable customary manner, (ii) is entered into for hedging (rather than speculative) purposes, and (iii) does not require that any collateral be provided as security for such Swap Agreement.

Ratable Share shall mean the proportion that a Lender's Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.12 [Defaulting Lenders] when a Defaulting Lender shall exist, "Ratable Share" shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment.  If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of "Equivalent Amount."

Reimbursement Obligation shall have the meaning specified in Section 2.8.3.1 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

Relevant Interbank Market shall mean in relation to Euro, the European Interbank Market, and, in relation to any other currency, the London interbank market.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Person in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reorganization Transaction shall mean the reorganization transaction whereby Holdco becomes the holder of one hundred percent (100%) of the Equity Interests in Calgon Carbon.

Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Required Lenders shall mean

(A)           If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(B)           If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) the aggregate amount of the Delayed Draw Term Loan Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Delayed Draw Term Loan Commitments, the outstanding Delayed Draw Term Loans of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," as such Commitment is thereafter assigned, increased pursuant to Section 2.10 or otherwise modified, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Commitment Fee shall have the meaning specified in Section 2.3 [Revolving Credit Commitment Fees].

Revolving Credit Loan Request shall have the meaning specified in Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests].

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

S&P shall mean Standard and Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc.

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Singapore Dollars shall mean the official currency of Singapore.

Solvent or Solvency shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Date shall have the meaning specified in Section 2.11 [Extension of Expiration Date].

Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standalone Letters of Credit shall mean the letters of credit issued by Citizens Bank of Pennsylvania, as more specifically described on Schedule 1.1(S).

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (ii)  which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Swap Agreement shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates (including any agreement with respect to Interest Rate Hedges), currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Swap Obligation shall mean, with respect to any Borrower or Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act, and the regulations thereunder.

Swing Loan Commitment shall mean PNC's commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Fifteen Million and 00/100 Dollars ($15,000,000.00).

Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.

Swing Loan Note shall mean the Swing Loan Note of the Borrowers in substantially the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests].

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment].

Swiss Francs shall mean the official currency of Switzerland.

Target shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Total Indebtedness shall mean, as of any date of determination, any and all Indebtedness of the Parent on a Consolidated Basis; provided, however, that the Total Indebtedness shall exclude net obligations under a Swap Agreement (exclusive of any mark to market adjustment not requiring any actual cash payment or settlement).

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].

Undrawn Availability shall mean, at a particular date, an amount equal to the Revolving Credit Commitments, minus the Revolving Facility Usage.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Withholding Agent shall mean any Loan Party and the Administrative Agent.

1.2           Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person's successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3           Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  Notwithstanding the foregoing, (A) all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements], and (B) if the Loan Parties notify the Administrative Agent in writing that the Loan Parties wish to amend any financial covenant in Section 8.2 [Negative Covenants] of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and any Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or any Commitment Fee determinations (or if the Administrative Agent notifies the Borrowing Agent in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and any Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties' compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and any Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Loan Parties and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they delivers their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements], such reconciliation statements as shall be reasonably requested by the Administrative Agent.

1.4           Currency Calculations.  All financial statements and Compliance Certificates shall be set forth in Dollars.  For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars on a weighted average in accordance with GAAP; provided, however, that no Event of Default shall occur if any Loan Party or any Subsidiary of any Loan Party is not in compliance with any basket or threshold contained in any covenant contained in this Agreement solely as a result of a change in exchange rates between the applicable Optional Currency and Dollars so long as such non-compliance is cured within three (3) Business Days.

2.       REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1           Revolving Credit Commitments.

2.1.1             Revolving Credit Loans; Optional Currency Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, and (iv) the sum of the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency (each an "Optional Currency Loan") plus the Letter of Credit Obligations denominated in an Optional Currency shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00) (the "Optional Currency Sublimit").  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1 [Revolving Credit Commitments].

2.1.2             Swing Loan Commitment.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the "Swing Loans") to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loan Commitment].

2.2           Nature of Lenders' Obligations with Respect to Revolving Credit Loans.  Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share.  The aggregate Dollar Equivalent of each Lender's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3           Revolving Credit Commitment Fees.  Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the "Revolving Credit Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage; (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender's Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, however, that any Revolving Credit Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Credit Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Revolving Credit Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Revolving Credit Commitment Fees shall be payable in arrears on each Payment Date.

2.4           Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1             Revolving Credit Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 1:00 p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans in Dollars; (ii) not later than 1:00 p.m., (i) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of conversion to or renewal of the LIBOR Rate Option for any Optional Currency Loan, and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile, electronic mail or telex in such form (each, a "Revolving Credit Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Revolving Credit Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (or the Dollar Equivalent thereof) and not less than One Million and 00/100 Dollars ($1,000,000.00) (or the Dollar Equivalent thereof) for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) for each Borrowing Tranche under the Base Rate Option, (B) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche, (C) the currency in which such Revolving Credit Loans shall be funded if the Borrower elects the LIBOR Rate Option, and (D) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche. No Optional Currency Loan may be converted into a Base Rate Loan or a Loan denominated in a different Optional Currency.

2.4.2             Swing Loan Requests.

  Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile, electronic mail or telex (each, a "Swing Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.5           Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.5.1             Making Revolving Credit Loans.  The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Revolving Credit Loan Request specifying the information provided by the Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders' Obligations with Respect to Revolving Credit Loans].  Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested Optional Currency (or in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars or the requested Optional Currency (as applicable) and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 5.4 [Presumptions by the Administrative Agent].

2.5.2             Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender's share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3             Making Swing Loans.  So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests], fund such Swing Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.5.4             Repayment of Revolving Credit Loans.  The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.5.5             Borrowings to Repay Swing Loans.  PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision.  PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.6           Revolving Credit Notes and Swing Notes.  The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.7           Use of Proceeds.  The Letters of Credit and the proceeds of the Revolving Credit Loans shall be used (a) to refinance certain Indebtedness of the Loan Parties, (b) to provide working capital to the Borrowers, (c) for Permitted Acquisitions, (d) for fees and expenses associated with the transactions contemplated hereby, and (e) for general corporate purposes of the Borrowers, including capital expenditures and share repurchases.

2.8           Letter of Credit Subfacility.

2.8.1             Issuance of Letters of Credit.  The Borrowers may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a "Letter of Credit"), which may be denominated in either Dollars or an Optional Currency, on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 1:00 p.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance.  Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof.  Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender's Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Seventy-Five Million and 00/100 Dollars ($75,000,000.00), (ii) the Citizens Letter of Credit Obligations exceed, at any one time, Thirty-Seven Million Five Hundred Thousand and 00/100 Dollars ($37,500,000.00), (iii) the sum of (y) Letter of Credit Obligations denominated in an Optional Currency and (z) the aggregate the Dollar Equivalent of the principal amount of Optional Currency Loans exceed the Optional Currency Sublimit, or (iv) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.  Each request by the Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrowing Agent and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

Each Existing Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the Issuer set forth on Schedule 1.1(E).  Each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement.

2.8.2             Letter of Credit Fees.  The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to one-eighth of one percent (0.125%) per annum (in each case computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit.  The Borrowers shall also pay in Dollars to the Issuing Lender for the Issuing Lender's sole account the Issuing Lender's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.8.3             Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.8.3.1                In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowing Agent and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent of the Issuing Lender.  In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements.  Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1  [Disbursements, Reimbursement] may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.8.3.2                Each Lender shall upon any notice pursuant to Section 2.8.3.1 [Disbursements, Reimbursement] make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount.  If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender's Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth (4th) day following the Drawing Date.  The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 [Disbursements. Reimbursement]) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8.3.2 [Disbursements. Reimbursement].

2.8.3.3                With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.1 [Disbursements. Reimbursement], because of the Borrowers' failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender's payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Lender in satisfaction of its participation obligation under this Section 2.8.3 [Disbursements. Reimbursement].

2.8.4             Repayment of Participation Advances.

2.8.4.1                Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender's Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.8.4.2                If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8 [Letter of Credit Subfacility] in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.8.5             Documentation.  Each Loan Party agrees to be bound by the terms of the Issuing Lender's application and agreement for letters of credit and the Issuing Lender's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.8.6             Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.8.7             Nature of Participation and Reimbursement Obligations.  Each Lender's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i)           any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)           the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], Section 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or Section 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];

(iii)           any lack of validity or enforceability of any Letter of Credit;

(iv)           any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)           payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)           any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrowers or another Loan Party, unless the Issuing Lender has received written notice from the Borrowers or such other Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished the Borrowing Agent and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)           any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)           any breach of this Agreement or any other Loan Document by any party thereto;

(xi)           the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)           the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)           the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.8.8             Indemnity.  The Borrowers hereby agree to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.8.9             Liability for Acts and Omissions.  As between any Loan Party and the Issuing Lender, or the Issuing Lender's Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.

2.8.10             Issuing Lender Reporting Requirements.  Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9           Termination or Reduction of Revolving Credit Commitments.  The Borrowers shall have the right, upon not less than three (3) Business Days' (or such shorter period to which the Administrative Agent may agree) notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders.  Any such reduction shall be in an amount equal to Five Million and 00/100 Dollars ($5,000,000.00), or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.  Any such reduction or termination shall be accompanied by prepayment of the revolving credit Notes, together with outstanding Revolving Credit Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.9 shall be irrevocable.

2.10           Increase in Revolving Credit Commitments.

2.10.1             Increasing Lenders and New Lenders.  The Borrowing Agent may, at any time and from time to time, by written notice to the Administrative Agent, request that (1) any current Lender increase its Revolving Credit Commitment (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an "Increasing Lender") or (2) one or more new lenders (each, a "New Lender") join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(A)           No Obligation to Increase.  No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

(B)           Defaults.  There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(C)           Aggregate Revolving Credit Commitments.  After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Three Hundred Million and 00/100 Dollars ($300,000,000.00).

(D)           Minimum Increase.  The amount of any individual increase to the total Revolving Credit Commitments requested pursuant to this Section 2.10.1 [Increasing Lenders and New Lenders] shall be at least Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

(E)           Resolutions; Opinion.  The Loan Parties shall deliver to the Administrative Agent, if reasonably requested by the Administrative Agent, on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(F)           Notes and Other Documents.  The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender's Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated); (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender's Revolving Credit Commitment; and (3) an amendment or modification to this Agreement providing for such increased or additional Revolving Credit Commitments, to be executed by the Borrowers, the Administrative Agent and any Lenders (including any New Lender) agreeing to increase their existing Revolving Credit Commitment or extend a new Revolving Credit Commitment, as the case may be, along with such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.

(G)           Approval of New Lenders.  Any New Lender shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned.

(H)           Increasing Lenders.  Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(I)           New Lenders; Joinder.  Each New Lender shall execute a lender joinder, substantially in the form of Exhibit (L) and substance satisfactory to the Administrative Agent, pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

2.10.2             Treatment of Outstanding Loans and Letters of Credit.

2.10.2.1                Repayment of Outstanding Loans; Borrowing of New Loans.  On the effective date of such increase of Revolving Credit Commitments, the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Borrowers’ indemnity obligations under Section 5.10 [Indemnity]; provided that they may borrow new Revolving Credit Loans with a Borrowing Date on such date.  Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.10 [Increase in Revolving Credit Commitments].

2.10.2.2                Outstanding Letters of Credit; Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans.  On the effective date of such increase of Revolving Credit Commitments, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.11           Extension of Expiration Date.

(i)           The Borrowing Agent may, by written notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than forty-five (45) days prior to any anniversary of the date of this Agreement (the “Anniversary Date”) but no later than thirty (30) days prior to such Anniversary Date (the date of delivery of any such notice being the “Borrower Extension Notice Date”), request that each Lender extend such Lender’s Expiration Date for an additional one (1) year after the Expiration Date then in effect for such Lender hereunder (the “Existing Expiration Date”).  The Borrowers may request no more than two (2) extensions pursuant to this Section; provided that at any time prior to the effectiveness of the extension of any Lender’s Expiration Date pursuant to a request made by Borrowers in accordance with this Section 2.11, the Borrowers may rescind any such request by written notice to the Administrative Agent; and provided further that any such rescinded extension request shall not be counted as a request by Borrowers to extend any Lender’s Expiration Date for purposes of this sentence.

(ii)           Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than thirty (30) days prior to the applicable Anniversary Date and not later than the date (the “Lender Extension Notice Date”) that is twenty (20) days prior to the applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Existing Expiration Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination, but in any event no later than the Lender Extension Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Extension Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(iii)           The Administrative Agent shall notify the Borrowing Agent of each Lender’s determination under this Section no later than the date fifteen (15) days prior to the applicable Anniversary Date, or, if such date is not a Business Day, on the next preceding Business Day (the “Specified Date”).

(iv)           The Borrowers shall have the right on or before the fifth (5th) Business Day after the Specified Date to replace each Non-Extending Lender (i) with an existing Lender, and/or (ii) by adding as “Lenders” under this Agreement in place thereof, one or more Persons (each Lender in clauses (i) and (ii), an “Additional Commitment Lender”), in each case, with the approval of the Administrative Agent and the Issuing Lenders (which approvals shall not be unreasonably withheld, delayed or conditioned), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrowing Agent and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Specified Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date); provided that the aggregate amount of the Revolving Credit Commitments for all Additional Commitment Lenders shall be no more than the aggregate amount of the Revolving Credit Commitments of all Non-Extending Lenders; provided, further, that the existing Lenders shall have the right to increase their Revolving Credit Commitments up to the amount of the Non-Extending Lenders’ Revolving Credit Commitments before the Borrowers shall have the right to substitute any other Person for any Non-Extending Lender.

(v)           If (and only if) the aggregate amount of the Revolving Credit Commitments of the Lenders that have agreed to extend their Existing Expiration Dates plus the aggregate additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Specified Date, then, effective as of the Specified Date, the Existing Expiration Date of each Lender agreeing to an extension and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Expiration Date, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(vi)           Notwithstanding the foregoing, the extension of a Lender’s Existing Expiration Date pursuant to this Section shall be effective with respect to such Lender on the Specified Date but only if (i) the following statements shall be true: (A) no event has occurred and is continuing, or would result from the extension of the Existing Expiration Date, that constitutes an Event of Default or Potential Default and (B) the representations and warranties of the Loan Parties contained in Section 6 and in each other Loan Document are correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Specified Date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the specific dates or times referred to therein), before and after giving effect to such extension, as though made on and as of such date, except for those made specifically as of another date, in which case such representations and warranties shall be true as of such other date, and (ii) on or prior to the Specified Date the Administrative Agent shall have received the following, each dated the Specified Date and in form and substance reasonably satisfactory to the Administrative Agent: (x) a certificate of an Authorized Officer of each Loan Party to the effect that as of the Specified Date the statements set forth in clauses (A) and (B) above are true, (y) if the Administrative Agent reasonably requests, certified copies of the resolutions of the Board of Directors (or equivalent governing body) of each Loan Party authorizing such extension and the performance of this Agreement on and after the Specified Date, and of all documents evidencing other necessary corporate action and governmental action with respect to this Agreement and such extension of the Existing Expiration Date and (z) if the Administrative Agent reasonably requests, an opinion of counsel to the Loan Parties, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request.

(vii)           Subject to subsection (iv) above, the Revolving Credit Commitment of any Non-Extending Lender shall automatically terminate on its Existing Expiration Date (without regard to any extension by any other Lender).

(viii)           Each Issuing Lender may, in its sole discretion, elect not to serve in such capacity following any extension of the Expiration Date; provided that, (i) the Borrowing Agent and the Administrative Agent may appoint a replacement for any such resigning Issuing Lender and (ii) the extension of the Expiration Date may become effective without regard to whether such replacement is found.

2.12           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Revolving Credit Commitment Fees] and Section 3.3 [Delayed Draw Commitment Fees];

(ii)           the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii)           if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a)           all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders' Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(b)            if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrowers' obligations corresponding to such Defaulting Lender's Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)           if the Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8.2 [Letter of Credit Fees] with respect to such Defaulting Lender's Letter of Credit Obligations during the period such Defaulting Lender's Letter of Credit Obligations are cash collateralized;

(d)           if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.8.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders' Ratable Share; and

(e)           if all or any portion of such Defaulting Lender's Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.8.2 [Letter of Credit Fees] with respect to such Defaulting Lender's Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv)           so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender's then outstanding Letter of Credit Obligations will be one hundred percent (100%) covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.12(iii) [Defaulting Lenders], and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(iii)(a) [Defaulting Lender] (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.13           Utilization of Commitments in Optional Currencies.

2.13.1              Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency.  For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a "Computation Date").  Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.13.2              Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans.  The Lenders shall be under no obligation to make the Revolving Credit Loans requested by the Borrowers which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its Revolving Credit Ratable Share of such Revolving Credit Loans in such Optional Currency.  In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same and the Lenders shall not make such Revolving Credit Loans requested by the Borrowers under its Revolving Credit Loan Request.

2.13.3              Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option.  If the Borrowing Agent delivers a Revolving Credit Loan Request requesting that the Lenders renew the LIBOR Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such LIBOR Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency.  In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same.  If the Administrative Agent shall have so notified the Borrowing Agent that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or LIBOR Rate Option, at the Borrowing Agent's option (subject, in the case of the LIBOR Rate Option, to compliance with Section 2.5.1 [Making Revolving Credit Loans, Etc.] and Section 4.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans.  The Administrative Agent will promptly notify the Borrowing Agent and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in an Optional Currency as of the applicable Computation Date with respect thereto and such Lender's Revolving Credit Ratable Share thereof.

2.13.4              European Monetary Union.

(i)           Payments In Euros Under Certain Circumstances.  If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowing Agent, then any amount payable hereunder by any party hereto in such Optional Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency).  Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(ii)           Additional Compensation Under Certain Circumstances.  The Borrowers agree, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein.  A certificate of any Lender setting forth such Lender's determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iii)           Requests for Additional Optional Currencies.  The Borrowing Agent may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "Optional Currency" herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market.  The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request.  The Administrative Agent will promptly notify the Borrowing Agent of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowing Agent's request.  The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrowing Agent's request.

3.       DELAYED DRAW TERM LOANS

3.1           Delayed Draw Term Loan Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Delayed Draw Term Loans in Dollars to the Borrowers at any time or from time to time during the Delayed Draw Term Loan Commitment Period in such principal amount as the Borrowers shall request up to, but not exceeding such Lender's Delayed Draw Term Loan Commitment.  The Delayed Draw Term Loan Commitments are not revolving credit commitments, and the Borrowers shall not have the right to borrow, repay and reborrow under this Section 3.1.  Notwithstanding the foregoing, the Borrowers may only make a maximum of three (3) requests for Delayed Draw Term Loans under this Agreement, and any such request shall be in a minimum amount of Fifteen Million and 00/100 Dollars ($15,000,000.00).

3.2           Nature of Lenders' Obligations with Respect to Delayed Draw Term Loans.  Each Lender shall be obligated to participate in each request for Delayed Draw Term Loans pursuant to Section 3.4 [Delayed Draw Term Loan Requests] in accordance with its Ratable Share.  The aggregate of each Lender's Delayed Draw Term Loans outstanding hereunder to the Borrowers at any time shall never exceed its Delayed Draw Term Loan Commitment.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Delayed Draw Term Loans after the expiration of the Delayed Draw Commitment Period.

3.3           Delayed Draw Term Commitment Fees.  Accruing from the date hereof until the expiration of the Delayed Draw Commitment Period, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the "Delayed Draw Term Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Delayed Draw Term Loan Commitments and (ii) the Delayed Draw Term Loans outstanding; provided, however, that any Delayed Draw Term Commitment Fee accrued with respect to the Delayed Draw Term Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Delayed Draw Term Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Delayed Draw Term Commitment Fee shall accrue with respect to the Delayed Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Delayed Draw Term Commitment Fees shall be payable in arrears on each Payment Date.

3.4           Delayed Draw Term Loan Requests.  Except as otherwise provided herein and subject to the last sentence of Section 3.1 [Delayed Draw Term Loan Commitments], the Borrowing Agent may from time to time during the Delayed Draw Term Loan Commitment Period request the Lenders to make Delayed Draw Term Loans, or renew or convert the Interest Rate Option applicable to existing Delayed Draw Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m. three (3) Business Days prior to the proposed Borrowing Date with respect to the making of the Delayed Draw Term Loans or the conversion to or the renewal of the LIBOR Rate Option for any Delayed Draw Term Loan, a duly completed request therefor substantially in the form of Exhibit 3.4 or a request by telephone immediately confirmed in writing by letter, facsimile, electronic mail or telex in such form (each, a "Delayed Draw Term Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Delayed Draw Term Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Delayed Draw Term Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) for each Borrowing Tranche under the Base Rate Option.  The obligation of the Lenders to make Delayed Draw Term Loans is subject to the performance by each Loan Party of its Obligations to be performed hereunder at or prior to the making of the Delayed Draw Term Loans, to the satisfaction of the requirements of Section 7.2 [Each Loan and Letter of Credit], and to the satisfaction of the following further conditions:

(i)           proceeds of the Delayed Draw Term Loans shall be used solely in accordance with Section 3.7;

(ii)           the Loan Parties shall demonstrate the following after giving effect to such Delayed Draw Term Loan, by delivering at least three (3) Business Days prior to the incurrence of such Delayed Draw Term Loan a Compliance Certificate evidencing such compliance: a pro forma Leverage Ratio not greater than 2.75 to 1.0 for the period equal to the four (4) consecutive fiscal quarters most recently ended for which financial statements are available prior to the Borrowing Date of such Delayed Draw Term Loan; and

(iii)           the Loan Parties shall have delivered such other documents and satisfied such other conditions as may reasonably be requested to be submitted to the Administrative Agent and the Lenders with respect to the disbursement of the Delayed Draw Term Loans.

3.5           Making Delayed Draw Term Loans; Presumptions by the Administrative Agent; Repayment of Delayed Draw Term Loans.

3.5.1             Making Delayed Draw Term Loans.  The Administrative Agent shall, promptly after receipt by it of a Delayed Draw Term Loan Request pursuant to Section 3.4 [Delayed Draw Term Loan Requests], notify the Lenders of its receipt of such Delayed Draw Term Loan Request specifying the information provided by the Borrowing Agent and the apportionment among the Lenders of the requested Delayed Draw Term Loans as determined by the Administrative Agent in accordance with Section 3.2 [Nature of Lenders' Obligations with Respect to Delayed Draw Term Loans].  Each Lender shall remit the principal amount of each Delayed Draw Term Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 3.4 [Delayed Draw Term Loan Requests] and Section 7.2 [Each Loan or Letter of Credit], fund such Delayed Draw Term Loans to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Delayed Draw Term Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 3.5.2 [Presumptions by the Administrative Agent].

3.5.2             Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Delayed Draw Term Loan that such Lender will not make available to the Administrative Agent such Lender's share of such Delayed Draw Term Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 3.5.1 [Making Delayed Draw Term Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Delayed Draw Term Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Delayed Draw Term Loans under the Base Rate Option.  If such Lender pays its share of the applicable Delayed Draw Term Loan to the Administrative Agent, then the amount so paid shall constitute such Lender's Delayed Draw Term Loan.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

3.5.3             Repayment of Delayed Draw Term Loans.  The Delayed Draw Term Loans shall be payable in consecutive quarterly installments each in the principal amount equal to the product of (i) the outstanding principal balance of the Delayed Draw Term Loans on the last day of the Delayed Draw Term Loan Commitment Period, multiplied by (ii) two and one half of one percent (2.50%), which installments are due and payable by the Borrowers commencing on January 1, 2016 and on each Payment Date thereafter, with the final installment of the remaining principal balance and accrued and unpaid interest due and payable on the Maturity Date.

3.6           Delayed Draw Term Notes.  The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Delayed Draw Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a delayed draw term Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Delayed Draw Credit Commitment of such Lender.

3.7           Use of Proceeds of Delayed Draw Term Loans.  The proceeds of the Delayed Draw Term Loans shall be used shall be used (a) to refinance certain Indebtedness of the Loan Parties, (b) to provide working capital to the Borrowers, (c) for Permitted Acquisitions, (d) for fees and expenses associated with the transactions contemplated hereby, and (e) for general corporate purposes of the Borrowers, including capital expenditures and share repurchases.

4.       INTEREST RATES

4.1           Interest Rate Options.  The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender's highest lawful rate, the rate of interest on such Lender's Loan shall be limited to such Lender's highest lawful rate.  Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrower in such Optional Currency.

4.1.1             Revolving Credit Interest Rate Options; Swing Line Interest Rate.  The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)           Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.

4.1.2           Delayed Draw Term Loan Interest Rate Options.  The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Delayed Draw Term Loans:

(i)           Delayed Draw Term Loan Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           Delayed Draw Term Loan LIBOR Rate Option:  A rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

4.1.3             Rate Quotations.  The Borrowing Agent may call the Administrative Agent on or before the date on which a Revolving Credit Loan Request or Delayed Draw Term Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2           Interest Periods.  At any time when the Borrowers shall select, convert to or renew a LIBOR Rate Option, the Borrowers shall notify the Administrative Agent thereof by delivering a Revolving Credit Loan Request or Delayed Draw Term Loan Request, as applicable (i) at least three (3) Business Days prior to the effective date of such LIBOR Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4) Business Days prior to the effective date of such LIBOR Rate Option with respect to an Optional Currency Loan.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1             Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00); and

4.2.2             Renewals.  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3           Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

4.3.1             Letter of Credit Fees, Interest Rate.  The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum;

4.3.2             Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2.0%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

4.3.3             Acknowledgment.  The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

4.4           LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1             Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)           adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)           a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent's and Lender's Rights].

4.4.2             Illegality; Increased Costs; Deposits Not Available.  If at any time any Lender shall have determined that:

(i)           the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)           such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)           after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency, as applicable, for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent's and Lender's Rights].

4.4.3             Administrative Agent's and Lender's Rights.  In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowing Agent thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowing Agent.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent's or such Lender's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers' indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments].  Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5           Selection of Interest Rate Options.  If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option or Delayed Draw Term Loan Base Rate Option, as applicable, commencing upon the last day of the existing Interest Period.

5.       PAYMENTS

5.1           Payments.  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent's Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Delayed Draw Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent's and each Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an "account stated".  All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued.  The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.

5.2           Pro Rata Treatment of Lenders.  Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent's Fee and the Issuing Lender's fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent's and Lender's Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], Section 5.6.2 [Replacement of a Lender] or Section 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.5.5 [Borrowings to Repay Swing Loans].

5.3           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)           the provisions of this Section 5.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary of a Borrower (as to which the provisions of this Section 5.3 [Sharing of Payments of Lender] shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4           Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5           Interest Payment Dates.  Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date.  Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the ninetieth (90th) day of such Interest Period.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date or Maturity Date as applicable, upon acceleration or otherwise).

5.6           Voluntary Prepayments.

5.6.1             Right to Prepay.  The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender], in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]).  Whenever the Borrowers desire to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 2:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Delayed Draw Term Loans denominated in Dollars, and at least four (4) Business Days prior to the date of prepayment of any Optional Currency Loans, or no later than 2:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)           the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)           a statement indicating the application of the prepayment between the Revolving Credit Loans, Delayed Draw Term Loans and Swing Loans;

(y)           a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)           the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) for any Swing Loan or One Million and 00/100 Dollars ($1,000,000.00) for any Revolving Credit Loan or Delayed Draw Term Loan.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  All Delayed Draw Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to the unpaid installments of principal of the Delayed Draw Term Loans in the inverse order of scheduled maturities.  Except as provided in Section 4.4.3 [Administrative Agent's and Lender's Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to the Revolving Credit Loans and Delayed Draw Term Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are not Optional Currency Loans and the Delayed Draw Term Loans to which the LIBOR Rate Option applies, then to Optional Currency Loans, then to Swing Loans to which the Base Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 5.10 [Indemnity].  Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

5.6.2             Replacement of a Lender.  In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.6.3             Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.7           Mandatory Prepayments for Currency Fluctuations. If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same.  The Borrowers shall pay or prepay (subject to Borrowers' indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.  All prepayments required pursuant to this Section 5.7 [Mandatory Prepayments for Currency Fluctuations] shall first be applied among the Interest Rate Options to the principal amount of the Revolving Credit Loans subject to the Base Rate Option, then to Revolving Credit Loans denominated in Dollars and subject to a LIBOR Rate Option, then to Optional Currency Loans.

5.8           Increased Costs.

5.8.1             Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)           subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)           impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2             Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.

5.8.3             Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 5.8.1 [Increased Costs Generally] or Section 5.8.2 [Capital Requirements] and delivered to the Borrowing Agent shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4             Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9           Taxes.

5.9.1             Issuing Lender.  For purposes of this Section 5.9, the term "Lender" includes the Issuing Lender and the term "applicable Law" includes FATCA.

5.9.2             Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3             Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4             Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5             Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6             [Reserved].

5.9.7             Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowing Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), 5.9.7(ii)(B) and 5.9.7(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)           any Lender that is a U.S. Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), whichever of the following is applicable:

(i)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(iv)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowing Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.

5.9.8             Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9              Survival.  Each party's obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10           Indemnity.  In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)           payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)           attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Revolving Credit Loan Requests or Delayed Draw Term Loan Requests, as applicable, under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], Section 3.4 [Delayed Draw Term Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

(iii)           default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of any Borrower to pay when due (by acceleration or otherwise) any principal, interest, any Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowing Agent of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

5.11           Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates.  The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share").  On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment].  The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender's Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12           Currency Conversion Procedures for Judgments.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13           Indemnity in Certain Events.  The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6.       REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties.  The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1             Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.  Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the corporate, partnership or limited liability company power, as applicable, to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) except where the failure to be so licensed or qualified would reasonably be expected to result in a Material Adverse Change, is duly licensed or qualified and in good standing in each jurisdiction ~~l~~ where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) solely in the case of each such Loan Party, has full corporate, partnership or limited liability company power, as applicable, to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.13 [Environmental Matters]) applicable to it, except (A) where such Law is being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (B) where the failure to do so would not constitute a Material Adverse Change, and (vi) has valid title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and subject to the terms and conditions of the applicable leases, if any, and except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.  No Event of Default or Potential Default exists or is continuing.

6.1.2             Capitalization; Subsidiaries; Investment Companies.  Schedule 6.1.2 states (i)  the name of each Loan Party’s Subsidiaries, its jurisdiction of organization and, for any Domestic Subsidiary, the amount, percentage and type of Equity Interests in such Domestic Subsidiary, and (ii) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (i).  Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to all of the Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and, with respect to any Domestic Subsidiary, all such Equity Interests have been validly issued, fully paid and nonassessable.  None of the Loan Parties or Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

6.1.3             Validity and Binding Effect.  This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Agreement or any other Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance or by general principles of equity.

6.1.4             No Conflict; Material Agreements; Consents.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any Subsidiaries of Loan Parties is a party or by which any Loan Party or any Subsidiaries of Loan Parties is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any  Subsidiaries of the Loan Parties (other than Liens granted under the Loan Documents).  There is no default under such material agreement (referred to above) and none of the Loan Parties or any Subsidiaries of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except (A) for those registrations, exemptions, orders, authorizations, consents, approvals, notices or other actions that have been made, obtained, given or taken, or (B) filings required with the Securities and Exchange Commission as a result of the execution and delivery of this Agreement.

6.1.5             Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of any Loan Party at law or in equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change.  None of the Loan Parties or any Subsidiaries of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

6.1.6             Financial Statements.

(i)           Historical Statements.  The Loan Parties have delivered or caused to be delivered to the Administrative Agent copies of the audited consolidated year-end financial statements of the Parent and its Subsidiaries for and as of the end of the fiscal year ended December 31, 2012.  In addition, the Loan Parties have delivered or caused to be delivered to the Administrative Agent copies of the unaudited consolidated interim financial statements of the Parent and its Subsidiaries for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2013 (all such annual and interim statements being collectively referred to as the "Statements").  The Statements were compiled from the books and records maintained by the Loan Parties’ management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(ii)           Financial Projections.  The Loan Parties have delivered to the Administrative Agent summary projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Parent and its Subsidiaries for the period from the Closing Date through December 31, 2018 derived from various assumptions of the Loan Parties’ management (the "Projections").  The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management, it being understood that such Projections are (a) as to future events and not to be viewed as facts, (b) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (c) no assurance can be given that the Projections will be realized.

(iii)           Accuracy of Financial Statements.  No Loan Party nor any Subsidiary thereof has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary thereof and, in each case, which could reasonably be expected to cause a Material Adverse Change.  Since December 31, 2012, no Material Adverse Change has occurred.

6.1.7             Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.8             Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading.  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or any Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.9             Taxes.  All federal, state and local income tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed (or valid extensions have been obtained), and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate material, or (b) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.1.10             Patents, Trademarks, Copyrights, Licenses, Etc.   Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except with respect to any conflict that would not, individually or in the aggregate, result in a Material Adverse Change.

6.1.11             Insurance.  The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect (or are subject to a program of self-insurance) and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

6.1.12             ERISA Compliance.

(i)  Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Change.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as would not reasonably be expected to result in a Material Adverse Change, (a) each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, (b) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, and (c) no claims (other than routine claims for benefits), lawsuits or actions (including by any governmental authority) exist or, to the knowledge of the Borrowers and any ERISA Affiliates, are threatened, with respect to any Plan.

(ii)           Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Change, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (c) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (e) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.1.13             Environmental Matters.  Each Loan Party and each Subsidiary of each Loan Party is and has been in compliance with applicable Environmental Laws except to the extent that any non-compliance would not in the aggregate reasonably be expected to result in a Material Adverse Change.

6.1.14             Solvency.  Before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Indebtedness incurred thereby, the Liens granted by the Loan Parties in connection therewith and the payment of all fees related thereto, the Loan Parties, taken as a whole are Solvent.

6.1.15             Anti-Terrorism Laws.    (i) No Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

6.2           Updates to Schedules.  The Parent shall update Schedule 6.1.2 on the date on which the Parent delivers each quarterly Compliance Certificate.  Provided that the Parent delivers such updates with each Compliance Certificate and timely delivers such Compliance Certificates, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

7.       CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1           First Loans and Letters of Credit.

7.1.1             Deliveries.  On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)           A certificate of each of the Parent signed by an Authorized Officer of the Parent, dated the Closing Date stating that (a) all representations and warranties of  the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct and (b) no Event of Default or Potential Default exists;

(ii)           A certificate dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in its state of organization;

(iii)           This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv)           Written opinion(s) of counsel for the Loan Parties, dated the Closing Date for the benefit of the Administrative Agent and each Lender;

(v)           Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)           UCC Lien Searches with respect to each Loan Party in their respective jurisdictions of formation;

(vii)           Evidence that all Indebtedness not permitted under Section 8.2.1 [Indebtedness] shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);

(viii)           The Statements and the Projections;

(ix)           A certificate prepared as of the Closing Date in substantially the form of Exhibit 7.1.1(A) (the "Closing Compliance Certificate"), showing pro forma trailing four (4) quarter (a) Leverage Ratio of not greater than 3.25 to 1.00 and (b) Interest Coverage Ratio of not less than 2.50 to 1.00, in each case for the period ended as of September 30, 2013;

(x)           A certificate of an Authorized Officer of the Parent in the form of Exhibit 7.1.1(B) hereto as to the Solvency of each of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement;

(xi)           All material consents required to effectuate the transactions contemplated hereby;

(xii)            Copies of all intercompany instruments and leases reflecting legend required by the terms of the Intercompany Subordination Agreement;

(xiii)           All documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and

(xiv)           Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

7.1.2             Payment of Fees.  The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent's Letter or any other Loan Document.

7.2           Each Loan or Letter of Credit.  At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) no Material Adverse Change shall have occurred; (iv) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (v) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Revolving Credit Loan Request or Delayed Draw Term Loan Request, as applicable, or to the Issuing Lender an application for a Letter of Credit, as the case may be and (vi) the Borrowers shall have complied with Section 3.4 [Delayed Draw Term Loan Requests], if applicable.

8.       COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1           Affirmative Covenants.

8.1.1             Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except, in any such case, (i) as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.], or (ii) where the failure to maintain its legal existence or to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.1.2             Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it the failure of which to pay would result in a Material Adverse Change, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

8.1.3             Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.  At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents.

8.1.4             Maintenance of Properties.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to its business (including material contracts, licenses and permits), and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.1.5             Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, during normal business hours, all in such detail and as often as any of the Administrative Agent and/or the Lenders may reasonably request, provided that, no officer or employee or representative of the Administrative Agent or any of the Lenders shall be permitted to so visit or inspect if to do so would violate any applicable Law; provided further that, with respect to any leased properties of the Loan Parties or any of their Domestic Subsidiaries, if permission to enter upon any such leased property is required by the applicable landlord thereof, no such Person may visit any such leased property or conduct inspections thereon unless such permission has been granted by the applicable landlord; provided further that, the Administrative Agent shall provide the Borrowing Agent, and each Lender shall provide the Borrowing Agent and the Administrative Agent, with reasonable advance notice prior to any visit or inspection; provided further that, neither the Administrative Agent nor the Lenders shall exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided further that, when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time.  In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

8.1.6             Keeping of Records and Books of Account.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable such Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP, or with respect to any Foreign Subsidiary, the applicable generally acceptable accounting principles as are in effect in such Foreign Subsidiary's jurisdiction, and as otherwise required by applicable Laws of any Official Body having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7             Compliance with Laws; Use of Proceeds.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 [Compliance with Laws; Use of Proceeds] if (a) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, or with respect to any Foreign Subsidiary, the applicable generally acceptable accounting principles as are in effect in such Foreign Subsidiary's jurisdiction, shall have been made, or (b) any failure to comply with any Law would not reasonably be expected to result in a Material Adverse Change.  The Loan Parties will use the (i) Letters of Credit and the proceeds of the Revolving Credit Loans and Swing Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law and (ii) proceeds of the Delayed Draw Term Loans only in accordance with Section 3.7 [Use of Proceeds] and as permitted by applicable Law.

8.1.8             Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.  The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.

8.1.9             Keepwell.  Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its guaranty obligations under this Agreement, or other Loan Documents, in each case, in respect of Swap Obligations of a Loan Party (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.9 [Keepwell] for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.9 [Keepwell], or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 8.1.9 [Keepwell] shall remain in full force and effect until performance in full of all Lender Provided Swap Agreements entered into from time to time by any Loan Party prior to the date on which all Obligations are paid in full to the Lenders, the Administrative Agent, and all of the Lenders' Commitments are terminated.  The Qualified ECP Loan Parties intend that this Section 8.1.9 [Keepwell] constitutes, and this Section 8.1.9 [Keepwell] shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

8.2           Negative Covenants.

8.2.1             Indebtedness.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)           Indebtedness under the Loan Documents;

(ii)           Indebtedness under the Standalone Letters of Credit as they exist on the Closing Date (including any extensions or renewals thereof);

(iii)           Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof);

(iv)           Indebtedness incurred with respect to Purchase Money Security Interests and capitalized leases;

(v)           Indebtedness (a) of a Loan Party to another Loan Party, (b) of a Loan Party to any wholly owned Subsidiary of a Loan Party, or (b) of any Foreign Subsidiary to another Foreign Subsidiary, which in each case with respect to the foregoing clauses (a) through (c) is subordinated pursuant to the Intercompany Subordination Agreement;

(vi)           Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(vii)           Indebtedness owed to any Person in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(viii)           Indebtedness of the Foreign Subsidiaries (other than Indebtedness to another Foreign Subsidiary which is governed by clause (v) above);

(ix)           Indebtedness and other obligations in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management agreements and deposit accounts in the ordinary course of business;

(x)           Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(xi)           Guaranties permitted by Section 8.2.3 [Guaranties];

(xii)           Any (i) Lender Provided Swap Agreement, or (ii) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Swap Agreement only for hedging (rather than speculative) purposes;

(xiii)           Any other Qualified Swap Agreement; and

(xiv)           Any unsecured Indebtedness not otherwise permitted in items (i) through (ix) above which does not exceed Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate at any time outstanding.

8.2.2             Liens; Lien Covenants.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3             Guaranties.  If an Event of Default exists or would result therefrom, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person.

8.2.4             Loans and Investments.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)           trade credit extended on usual and customary terms in the ordinary course of business;

(ii)           advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)           Permitted Investments;

(iv)           loans, advances and investments in other Loan Parties, Domestic Subsidiaries and/or Foreign Subsidiaries;

(v)           investments in connection with Lender Provided Swap Agreements or other Qualified Swap Agreements permitted hereunder;

(vi)           loans to employees (other than expense advances made pursuant to clause (ii) above) of any of the Loan Parties or their Subsidiaries that (i) have a term of five (5) years or less; and (ii) are in individual amounts equal to or less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) and in an aggregate equal to or less than One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any such loans in the amount equal to or greater than Fifty Thousand and 00/100 Dollars ($50,000.00) shall be evidenced by a written promissory note~~;~~

(vii)           Permitted Acquisitions;

(viii)           other loans and advances to and investments in partnerships and joint ventures;

(ix)           loans and advances to third parties in the ordinary course of business for the purpose of achieving supplier discounts, facilitating potential acquisitions or for other business purposes in an aggregate amount not to exceed Two Million and 00/100 Dollars ($2,000,000.00) at any one time;

(x)           promissory notes and other noncash consideration received in connection with dispositions permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries];

(xi)           investments in the ordinary course of business consisting of endorsements of instruments for collection or deposit; and

(xii)           investments (including debt obligations and Equity Interests) received in connection with (1) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment and (2) the non-cash proceeds of any disposition permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries].

8.2.5             Dividends and Related Distributions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except for (i) dividends or other distributions payable to another Loan Party or wholly-owned Subsidiary of a Loan Party and (ii) any other dividends or distributions so long as both immediately before and immediately after giving effect thereto (a) there exists no Event of Default or Potential Default, (b) pro forma Leverage Ratio (calculated if such dividend or distribution has been made in the applicable measurement period) for the four (4) consecutive fiscal quarters most recently ended is less than or equal to 2.75 to 1.0 and (c) the sum of (y) United States currency of the Parent on a Consolidated Basis held in domestic deposit accounts and (z) Undrawn Availability is at least Fifty Million and 00/100 Dollars ($50,000,000.00).

8.2.6             Liquidations, Mergers, Consolidations, Acquisitions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that

(i)           (A) any Borrower may consolidate with or merge into another Borrower, (B) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (C) any Subsidiary of a Loan Party (other than a Borrower) may consolidate with or merge into another Subsidiary of a Loan Party; provided that when any Subsidiary that is a Loan Party is consolidating or merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person and (D) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders;

(ii)           any Loan Party (provided, however, that if such Loan Party is a Borrower, such Borrower shall survive the Permitted Acquisition) or any Subsidiary of any Loan Party may consolidate with, merge into, or acquire assets or capital stock of another Person who is principally engaged in a business permitted hereunder (a "Target") (each, a "Permitted Acquisition"), so long as:

(A)           no Event of Default or Potential Default exists or would result therefrom;

(B)           in the case of a merger or consolidation, a Loan Party shall be the continuing and surviving entity;

(C)           the board of directors or other equivalent governing body of the Target shall have approved such Permitted Acquisition and the Loan Parties also shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of the board of directors (or equivalent body) of the Target for such Permitted Acquisition;

(D)           each applicable Official Body shall have approved such Permitted Acquisition and the Loan Parties shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of such Official Body or such Permitted Acquisition;

(E)           after giving effect to such Permitted Acquisition: (w) the aggregate consideration paid for all Permitted Acquisitions in any fiscal year does not exceed One Hundred Million and 00/100 Dollars ($100,000,000.00), (x) after giving effect to such Permitted Acquisition and the incurrence of any Loans, other Indebtedness or contingent obligations in connection therewith, a pro forma Leverage Ratio not greater than 2.75 to 1.0 for the period equal to the four (4) consecutive fiscal quarters most recently ended for which financial statements are available prior to the date of such Permitted Acquisition, (y) the sum of (1) United States currency of the Parent on a Consolidated Basis held in domestic deposit accounts and (2) Undrawn Availability is at least Fifty Million and 00/100 Dollars ($50,000,000.00) and (z) with respect to each such Permitted Acquisition for which the aggregate consideration exceeds Five Million and 00/100 Dollars ($5,000,000.00), the Loan Parties demonstrate compliance with subsections (w) through and including (y) by delivering at least five (5) Business Days prior to such Permitted Acquisition a Compliance Certificate evidencing such compliance;

(F)           the Loan Parties shall deliver to the Administrative Agent at least five (5) Business Days before such Permitted Acquisition copies of (x) any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, (y) such other information about such Person or its assets as the Administrative Agent or any Lender may reasonably require, including but not limited to, historical financial statements of such Person reasonably satisfactory to the Administrative Agent, and (z) pro forma projections (including a pro forma balance sheet, statements of operations and cash flow) and assumptions used by the Loan Parties to prepare such projections and all such items shall be in form and substance satisfactory to the Administrative Agent; and

(G)           in each case in which the Target becomes a new Subsidiary, the Loan Parties shall immediately cause such new Subsidiary to join this Agreement as a Loan Party pursuant to Section 11.15 [Joinder]; provided, however, if such Subsidiary is a Foreign Subsidiary, such Foreign Subsidiary shall not be required to join this Agreement as a Guarantor; and

(iii)           the Reorganization Transaction may be consummated so long as (1) Calgon Carbon is one of the surviving Persons, and (2) Holdco joins this agreement as a Guarantor pursuant to Section 11.16 [Joinder].

8.2.7             Dispositions of Assets or Subsidiaries.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i)           transactions involving the sale of inventory in the ordinary course of business;

(ii)           any sale, transfer or lease of assets in the ordinary course of business which are worn out, obsolete or no longer necessary or required or useful in the conduct of such Loan Party's or such Subsidiary's business;

(iii)           any sale, transfer or lease of assets by (a) a Loan Party to another Loan Party, (b) any Subsidiary of a Loan Party to any Loan Party, or (c) any Subsidiary (that is not a Loan Party) of a Loan Party to another Subsidiary of a Loan Party;

(iv)           any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of this Agreement; or

(v)           any other sale, transfer or lease of assets not described above, so long as (a) no Event of Default or Default exists or would result therefrom, and (b) the aggregate book value of such assets (net of depreciation) sold, transferred or leased during any fiscal year does not exceed Thirty Million and 00/100 Dollars ($30,000,000.00).

8.2.8             Affiliate Transactions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and is in accordance with all applicable Law.

8.2.9             Subsidiaries and Partnerships.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries, except (a) any Domestic Subsidiary that has joined this Agreement as a Borrower or Guarantor on the Closing Date, (b) any other Domestic Subsidiary incorporated or otherwise formed after the Closing Date so long as such Domestic Subsidiary joins this Agreement as a Loan Party pursuant to Section 11.15 [Joinder], (c) any Foreign Subsidiary existing as of the Closing Date in compliance with this Agreement (including, without limitation, Section 8.2.4 [Loans and Investments] and Section 8.2.6 [Liquidations, Mergers, Etc.] hereof), and (d) any Foreign Subsidiary created, acquired or otherwise formed after the Closing Date in compliance with this Agreement (including, without limitation, Section 8.2.4 [Loans and Investments] and Section 8.2.6 [Liquidations, Mergers, Etc.] hereof).

8.2.10             Continuation of or Change in Business.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) those businesses conducted and operated by such Loan Party or Subsidiary during the fiscal year ended December 31, 2012, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and (ii) businesses reasonably related or complementary thereto, and such Loan Party or Subsidiary shall not permit any fundamental change in such business.

8.2.11             Fiscal Year.  Each Loan Party shall not, and shall not permit any of its Subsidiaries to, change its fiscal year from the twelve (12) month period beginning January 1 and ending December 31.

8.2.12             Changes in Organizational Documents.  Each of the Loan Parties shall not, and shall not permit any of its Domestic Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

8.2.13             [Reserved].

8.2.14             Reserved.

8.2.15             Minimum Interest Coverage Ratio.  The Loan Parties shall not permit the Interest Coverage Ratio to be less than 2.50 to 1.00, calculated as of December 31, 2013 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

8.2.16             Maximum Leverage Ratio.  The Loan Parties shall not permit the Leverage Ratio to exceed 3.25 to 1.00, calculated as of December 31, 2013 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

8.2.17             Anti-Terrorism Laws.  (i) No Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the proceed of any Loan or Letter of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

8.3           Reporting Requirements.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1             Quarterly Financial Statements.  As soon as available and in any event within sixty (60) calendar days after the end of each of the first (3) three fiscal quarters in each fiscal year of the Loan Parties, financial statements of the Parent on a Consolidated Basis, consisting of an unaudited consolidated balance sheet as of the end of such fiscal quarter and related unaudited consolidated  statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  For the avoidance of doubt, the parties hereto acknowledge and agree that the cash flows set forth in such quarterly statements will be presented on a year-to-date basis. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 [Quarterly Financial Statements] if (i) the Loan Parties have, if applicable, complied with the portion of Section 8.3.4.4 [SEC Reports] that relates to Form 10-Q reporting and (ii) the financial statements contained in such Form 10-Q reports meet the requirements described in this Section 8.3.1.

8.3.2             Annual Financial Statements.  As soon as available and in any event within ninety (90) calendar days  after the end of each fiscal year of the Loan Parties, financial statements of the Parent on a Consolidated Basis consisting of an audited consolidated balance sheet as of the end of such fiscal year, and related audited consolidated  statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified as to the audited materials, by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent (without a "going concern" and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial position and results of operations of Parent on a Consolidated Basis in accordance with GAAP.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 [Annual Financial Statements] if (i) (a) the Loan Parties have, if applicable, complied with the portion of Section 8.3.4.4 [SEC Reports] that relates to Form 10-K reporting and (b) the financial statements contained in such Form 10-K meet the requirements described in this Section 8.3.2 and (ii) the Parent delivers to the Administrative Agent the certifying letter of accountants as described above.

8.3.3             Certificate of the Parent.  Concurrently with the financial statements of the Parent on a Consolidated Basis furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Parent signed by the Chief Financial Officer or the Treasurer of the Parent, in the form of Exhibit 8.3.3.

8.3.4             Notices.

8.3.4.1                Default.  Promptly after any Authorized Officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2                Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of Five Million and 00/100 Dollars ($5,000,000.00) or which would reasonably be expected to have a Material Adverse Change.

8.3.4.3                [Reserved].

8.3.4.4                SEC Reports.  Promptly upon their becoming available to any Loan Party, periodic or current reports, including Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and prospectuses (but excluding statements regarding beneficial ownership on Forms 3, 4 and 5), filed by the Parent with the SEC that are not posted to the EDGAR website.

8.3.4.5                Erroneous Financial Information.  Immediately in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

8.3.4.6                ERISA Event.  Immediately upon the occurrence of any ERISA Event.

8.3.4.7                Other Reports.  Promptly upon their becoming available to the Loan Parties:

(i)           Annual Budget.  The annual budget of the Parent and its Subsidiaries, to be supplied not later than fifteen (15) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)           Management Letters.  Any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual or interim  audit of financial statements,

(iii)           Other Information.  Such other reports and information as any of the Lenders may from time to time reasonably request.

9.       DEFAULT

9.1           Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1             Payments Under Loan Documents.  The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation on the date on which such principal amount becomes due in accordance with the terms hereof, or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2             Breach of Warranty.  (i) Any representation or warranty contained in Section 6.1.15 [Anti-Terrorism Laws] made at any time by any of the Loan Parties shall prove to have been false or misleading at any time, or (ii) any other representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3             Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], 8.1.8 [Anti-Terrorism Laws] or Section 8.2 [Negative Covenants], Section 8.3.1 [Quarterly Financial Statements], Section 8.3.2 [Annual Financial Statements] or Section 8.3.3 [Certificate of the Borrowers];

9.1.4             Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any Authorized Officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its reasonable discretion);

9.1.5             Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6             Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.7             Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8             Uninsured Losses; Proceedings Against Assets.  There shall occur any material uninsured damage to or loss, theft or destruction of any of the Loan Parties’ or any of their Subsidiaries' assets in excess of Ten Million and 00/100 Dollars ($10,000,000.00) or any of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

9.1.9             Events Relating to Pension Plans and Multiemployer Plans.  Any one or more of the following events occurs, provided such event or events, either individually or in the aggregate, would reasonably be expected, in the reasonable discretion of the Lenders, to result in a Material Adverse Change:  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

9.1.10             Change of Control. A Change of Control shall occur provided, however, that in no event shall the consummation of the Reorganization Transaction constitute a Change of Control for purposes of this Section 9.1.10;

9.1.11             Relief Proceedings.  (i) A Relief Proceeding shall have been instituted against any Loan Party or any Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or any Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Loan Parties, taken as a whole, cease to be solvent or admit in writing their inability, taken as a whole, to pay their debts as they mature.

9.2           Consequences of Event of Default.

9.2.1             Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1.1 [Payments Under Loan Documents] through 9.1.10 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowing Agent, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2             Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3             Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have.  Each Lender and the Issuing Lender agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4             Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of an Event of Default] and until Payment in Full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall be applied as follows:

(i)           First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)           Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv)           Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Swap Agreements and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Swap Agreements and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(v)           Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi)           Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding the foregoing, amounts received from any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to any Lender providing a Lender Provided Swap Agreement (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 9.2.4 [Application of Proceeds] from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 9.2.4 [Application of Proceeds] by Lenders providing Lender Provided Swap Agreements that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 9.2.4 [Application of Proceeds].

10.       THE ADMINISTRATIVE AGENT

10.1           Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 [Modifications, Amendments or Waivers] and Section 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10 [Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowing Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowing Agent (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowing Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6 [Resignation of Administrative Agent].  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 10 [Administrative Agent] and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6 [Resignation of Administrative Agent], PNC shall also resign as an Issuing Lender.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8           No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Sole Bookrunners, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9           Administrative Agent's Fee.  The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of a letter (the "Administrative Agent's Letter") among the Borrowers and Administrative Agent, as amended from time to time.

10.10           Authorization to Release Guarantors.  The Lenders and Issuing Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Disposition of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

10.11           No Reliance on Administrative Agent's Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.       MISCELLANEOUS

11.1           Modifications, Amendments or Waivers.  With the written consent of the Required Lenders (or as expressly contemplated by Section 2.10 [Increase in Revolving Credit Commitments]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowing Agent, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1             Increase of Commitment.  Increase the amount of the Revolving Credit Commitment or Delayed Draw Term Loan Commitment of any Lender hereunder without the consent of such Lender;

11.1.2             Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Expiration Date or the Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), any Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce any Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3             Release of Guarantor.  Except for sales of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries], release any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4             Miscellaneous.  Amend Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1 [Modifications, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) no Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.2           No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3           Expenses; Indemnity; Damage Waiver.

11.3.1             Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one (1) counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any one (1) counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent to the extent provided in Section 8.1.5 [Visitation Rights].

11.3.2             Indemnification by the Loan Parties.  The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

11.3.3             Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.3.1 [Costs and Expenses] or Section 11.3.2 [Indemnification by the Loan Parties] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender's Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

11.3.4             Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.3.2 [Indemnification by Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5             Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4           Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that (i) the Revolving Credit Loans and Swing Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day and (ii) the Delayed Draw Term Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5           Notices; Effectiveness; Electronic Communication.

11.5.1             Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2             Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowing Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3             Change of Address, Etc.  Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6           Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7           Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8           Successors and Assigns.

11.8.1             Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2             Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of (x) the Commitments (which for this purpose includes Loans outstanding thereunder) or, (y) if any applicable Commitment is not then in effect, the principal outstanding balance of the Loans made under such Commitment plus the aggregate amount of any other Commitments (which for this purpose includes Loans outstanding thereunder), in each case of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A)           the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)           the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)           Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)           No Assignment to Loan Parties.  No such assignment shall be made to any Loan Party or any Affiliates or Subsidiaries of any Loan Party.

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)           No Assignment to Defaulting Lender, Non-Consenting Lender or Competitor.  No such assignment shall be made to a Defaulting Lender, a Non-Consenting Lender or a direct competitor of the Loan Parties.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.8 [Increased Costs], and Section 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3             Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrowing Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4             Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Loan Party, any of the Loan Parties' Affiliates or Subsidiaries, any Defaulting Lender, any Non-Consenting Lender or any direct competitor of the Loan Parties) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Guarantor]) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowing Agent's request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5             Limitations upon Participant Rights Successors and Assigns Generally.  A Participant shall not be entitled to receive any greater payment under Section 5.8 [Increased Costs], Section 5.9 [Taxes] or Section 11.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowing Agent's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowing Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.7 [Status of Lenders] as though it were a Lender.

11.8.6             Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9           Confidentiality.

11.9.1             General.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that unless specifically prohibited by applicable Law or court order, the Administrative Agent, each Lender and the Issuing Lender shall make reasonable efforts to notify the Loan Parties of any such subpoena or similar legal process prior to disclosure of such Information, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowing Agent or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2             Sharing Information With Affiliates of the Lenders.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10           Counterparts; Integration; Effectiveness.

11.10.1             Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11           CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1             Governing Law.  This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.  Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

11.11.2             SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3             WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11.1 [GOVERNING LAW].  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4             SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12           USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.13           Payment of Debt; Joint and Several Obligations; Borrowing Agency.

11.13.1             Borrowers.  The Borrowers shall be jointly and severally liable for the Obligations under this Agreement and each of the other Loan Documents.  Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally.

11.13.2             Designation of Borrowing Agent; Nature of Borrowing Agency.  Each Borrower hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes the Administrative Agent, the Lenders and the Issuing Lender to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent.  The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request.  The Administrative Agent, the Lenders and the Issuing Lender shall incur no liability to the Borrowers as a result thereof.  To induce the Administrative Agent, the Lenders and the Issuing Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Administrative Agent, the Lenders and the Issuing Lender and holds each of them harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, the Lenders or the Issuing Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by Administrative Agent, the Lenders or the Issuing Lender on any request or instruction from the Borrowing Agent or any other action taken by the Administrative Agent, the Lenders or the Issuing Lender with respect to this Section 11.13.2 [Designation of Borrowing Agent, Etc.] except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

11.14           Additional Waivers of Borrowers.  Each Borrower hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the other Loan Documents is limited and not joint and several.  Each Borrower acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Agreement.  The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers.  Each Borrower further agrees that:

(i)           the Administrative Agent and the Lenders may do any of the following with notice to such Borrower and without adversely affecting the validity or enforceability of this Agreement or the Obligations (or any portion thereof):  (i) release, surrender, exchange, compromise or settle the Obligations or any portion thereof, with respect to any other Borrower; (ii) change, renew or waive the terms of the Obligations, or any part thereof with respect to any other Borrower; (iii) change, renew or waive the terms of any of the Loan Documents or any other agreements relating to the Obligations, or any portion thereof, with respect to any other Borrower; (iv) grant any extension or indulgence with respect to the payment or performance of the Obligations, or any portion thereof, with respect to any other Borrower; (v) enter into any agreement of forbearance with respect to the Obligations, or any portion thereof, with respect to any other Borrower; and (vi) release, surrender, exchange, impair or compromise any security of any other Borrower held by the Administrative Agent or any Lender for the Obligations or any portion thereof.  Each Borrower agrees that the Administrative Agent and the Lenders may do any of the above as the Administrative Agent and the Lenders deem necessary or advisable, in the Administrative Agent's and the Lenders' sole discretion, without giving notice to any other Borrower, and that such Borrower will remain liable for full payment and performance of the Obligations; and

(ii)           each Borrower waives and agrees not to enforce any of the rights of the Administrative Agent or the Lenders against any other Borrower or any other obligor of the Obligations, or any portion thereof, unless and until all of the Obligations shall have been indefeasibly paid in full and the Borrowers' rights to borrow hereunder have terminated, including but not limited to any right of such Borrower to be subrogated in whole or in part to any right or claim of the Administrative Agent and the Lenders with respect to the Obligations or any portion thereof.  Each Borrower hereby irrevocably agrees that following the occurrence of any Event of Default which has not been waived by the Administrative Agent or the Lenders, such Borrower shall not enforce any rights of contribution, indemnity or reimbursement from any other Borrower on account of such Borrower's payment of the Obligations, or any portion thereof, unless and until all of the Obligations shall have been indefeasibly paid in full and the Borrowers' rights to borrow hereunder have terminated.  Each of the Borrowers hereby waives any defenses based on suretyship or the like.

11.15           Joinder.  Any Person which is required to join this Agreement pursuant to Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 8.2.9 [Subsidiaries and Partnerships] shall execute and deliver to the Administrative Agent (i) a Borrower Joinder or a Guarantor Joinder, as determined by the Administrative Agent, and (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] that the Administrative Agent may reasonably require, modified as appropriate to relate to such Subsidiary, including, without limitation, organizational documents and legal opinions.  The Loan Parties shall deliver such Borrower Joinder or Guarantor Joinder, as applicable, and all related documents required by this Section 11.15 [Joinder] to the Administrative Agent (a) with respect to any Subsidiary incorporated or otherwise formed pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], within ten (10) Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation unless such Subsidiary was formed in connection with the Reorganization Transaction in which case the timeframe for such joinder shall the earlier of (1) the time otherwise required pursuant to this subsection (b), and (2) the contemporaneously with the joinder of Holdco pursuant to subsection (c),  (b) with respect to any Subsidiary acquired pursuant to Section 8.2.6) [Liquidations, Mergers, Consolidations, Acquisitions], within ten (10) days after the date of consummation of the applicable acquisition, or (c) with respect to Holdco pursuant to Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], contemporaneously with the consummation of the Reorganization Transaction.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, by their officers thereunto duly authorized, executed this Agreement as of the day and year first above written.

BORROWER:

WITNESS:	Calgon Carbon Corporation,
a Delaware corporation

/s/ Cynthia Cerchie Ligo	By: /s/ Richard D. Rose
Name: Richard D. Rose
Title: Senior Vice President

GUARANTORS:

WITNESS:	Calgon Carbon Investments, Inc.,
a Delaware corporation

/s/ Cynthia Cerchie Ligo	By: /s/ Richard D. Rose
Name: Richard D. Rose
Title: Vice President

WITNESS:	BSC Columbus, LLC,
a Delaware limited liability company

/s/ Cynthia Cerchie Ligo	By: /s/ Richard D. Rose
Name: Richard D. Rose
Title: Manager

WITNESS:	CCC Columbus, LLC,
a Delaware limited liability company

/s/ Cynthia Cerchie Ligo	By: /s/ Richard D. Rose
Name: Richard D. Rose
Title: Manager

WITNESS:	Calgon Carbon Holdings, LLC,
a Delaware limited liability company

/s/ Cynthia Cerchie Ligo	By: /s/ Richard D. Rose
Name: Richard D. Rose
Title: Manager

WITNESS:	Hyde Marine, Inc.,
an Ohio corporation

/s/ Cynthia Cerchie Ligo	By: /s/ Richard D. Rose
Name: Richard D. Rose
Title: Vice President

ADMINISTRATIVE AGENT AND
LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a
Lender and as Administrative Agent

By:/s/ Tracy J. DeCock
Name: Tracy J. DeCock
Title: Senior Vice President

CITIZENS BANK OF PENNSYLVANIA, as a
Lender

By:/s/ Joseph F. King
Name: Joseph F. King
Title: Senior Vice President

BRANCH BANKING AND TRUST
COMPANY, as a Lender

By:/s/ John K. Perez
Name: John K. Perez
Title: Senior Vice President

BANK OF AMERICA, N.A, as a Lender

By: /s/ Richard R. Powell
Name: Richard R. Powell
Title: Vice President

FIRST COMMONWEALTH BANK, as a Lender
By:/s/ Brian J. Sohocki
Name: Brian J. Sohocki
Title: Senior Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:/s/ Brian R. Dobis
Name: Brian R. Dobis
Title: Senior Vice President

SCHEDULES TO THE

CREDIT AGREEMENT

by and among

CALGON CARBON CORPORATION,

THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS PARTY THERETO,

THE LENDERS PARTY THERETO,

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent,

CITIZENS BANK OF PENNSYLVANIA, as Syndication Agent,

BRANCH BANKING AND TRUST COMPANY, as Co-Documentation Agent,

BANK OF AMERICA, N.A., as Co-Documentation Agent,

RBS CITIZENS, N.A., as Joint Lead Arranger and Joint Bookrunner,

And

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner

Dated November 6, 2013

All capitalized terms used but not otherwise defined in the following Schedules shall have the respective meanings ascribed to such terms in the Agreement.  These Schedules shall be deemed to be part of the Agreement and are incorporated therein by reference.

SCHEDULE 1.1(A)

PRICING GRID--
VARIABLE PRICING AND LETTER OF CREDIT FEES BASED ON LEVERAGE RATIO – PRICING

Level	Leverage Ratio	Letter of Credit Fee	Revolving Credit Base Rate Spread	Delayed Draw Term Loan Base Rate Spread	Revolving Credit LIBOR Rate Spread	Delayed Draw Term Loan LIBOR Rate Spread	Commitment Fees
I	Less than or equal to [1.25] to 1.0	1.00%	0.00%	0.15%	1.00%	1.15%	0.15%
II	Greater than [1.25] to 1.0 but less than or equal to [1.75] to 1.0	1.25%	0.25%	0.40%	1.25%	1.40%	0.175%
III	Greater than [1.75] to 1.0 but less than or equal to [2.25] to 1.0	1.50%	0.50%	0.65%	1.50%	1.65%	0.20%
IV	Greater than [2.25] to 1.0 but less than or equal to [2.75] to 1.0	1.75%	0.75%	0.90%	1.75%	1.90%	0.225%
V	Greater than [2.75] to 1.0	2.00%	1.00%	1.15%	2.00%	2.15%	0.25%

For purposes of determining the Applicable Margin, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Rate:

(a)           The Applicable Margin, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Rate shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to the Closing Compliance Certificate.

(b)           The Applicable Margin, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrowers].  If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 [Certificate of Borrowers], then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Loan Parties or the Lenders determine that (i) the Leverage Ratio as calculated by the Loan Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility], Section 4.3 [Interest After Default] or Section 9 [Default].  The Borrowers' obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

	Lender	Amount of Commitment for Revolving Credit Loans	Amount of Commitment for Delayed Draw Delayed Draw Term Loans	Commitment	Ratable Share
Name: Address: Attention: Telephone: Telecopy:	PNC Bank, National Association 249 Fifth Avenue Pittsburgh, PA 15222 Tracy J. DeCock (412) 762-9999 (412) 762-4718	$52,500,000.00	$17,500,000.00	$70,000,000.00	23.333333%

Name: Address: Attention: Telephone: Telecopy:	Citizens Bank of Pennsylvania 525 William Penn Place Room PW-2630 Pittsburgh, PA 15219 Joseph F. King (412) 867-2413 (412) 867-2223	$52,500,000.00	$17,500,000.00	$70,000,000.00	23.333333%

Name: Address: Attention: Telephone: Telecopy:	Branch Banking and Trust Company 8200 Greensboro Drive Suite 800 McLean, VA 22102 John K. Perez (703) 442-4040 (703) 442-5544	$37,500,000.00	$12,500,000.00	$50,000,000.00	16.666667%

Name: Address: Attention: Telephone: Telecopy:	Bank of America, N.A. 1600 JFK Blvd. Suite 1100 Philadelphia, PA19103 Kenneth G. Wood (267) 675-0209 (212) 548-8941	$37,500,000.00	$12,500,000.00	$50,000,000.00	16.666667%

Name: Address: Attention: Telephone: Telecopy:	First Commonwealth Bank 437 Grant Street Suite 1600 Pittsburgh, PA 15219 Brian J. Sohocki (412) 690-2205 (412) 690-2206	$22,500,000.00	$7,500,000.00	$30,000,000.00	10.0000000%

Name: Address: Attention: Telephone: Telecopy:	First National Bank of Pennsylvania 12 Federal Street Suite 500 Pittsburgh, PA 15212 Brian R. Dobis (412) 359-2642 (412) 231-3584	$22,500,000.00	$7,500,000.00	$30,000,000.00	10.0000000%

	Total	$225,000,000.00	$75,000,000.00	$300,000,000.00	100%

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrowers and Guarantors:

ADMINISTRATIVE AGENT

Name:	PNC Bank, National Association
Address:	One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Attention:	Tracy DeCock
Telephone:	(412) 762-9999
Telecopy:	(412) 762-4718

With a Copy To:

Name:	Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-05-W
Address:	500 First Avenue
Pittsburgh, PA 15219
Attention:	Agency Services
Telephone:	(412) 768-0423
Telecopy:	(412) 705-2006

With a Copy To:

Name:	Clark Hill Thorp Reed
Address:	One Oxford Centre
310 Grant Street, 14th Floor
Pittsburgh, PA 15219-1425
Attention:	Jill W. Sabo, Esq.
Telephone:	(412) 394-2412
Telecopy:	(412) 394-2555

BORROWERS:

Name:	c/o Calgon Carbon Corporation
400 Calgon Carbon Drive
Pittsburgh, Pennsylvania 15205
Attention:	Stevan R. Schott, Chief Financial Officer
Telephone:	(412) 787-6792
Telecopy:	(412) 787-4511

GUARANTOR:

Name:	c/o Calgon Carbon Corporation
400 Calgon Carbon Drive
Pittsburgh, Pennsylvania 15205
Attention:	Stevan R. Schott, Chief Financial Officer
Telephone:	(412) 787-6792
Telecopy:	(412) 787-4511

Schedule 1.1(E)

Existing Letters of Credit

Issuing Bank	Beneficiary	Beneficiary Country	Issue Date	Expiration Date	Currency	USD Outstanding
First Commonwealth Bank	Pennsylvania Department of Environmental Protection	USA	06/05/09	06/05/14 Renewable	USD	$1,120,658.00
First Commonwealth Bank	Pennsylvania Department of Environmental Protection	USA	06/05/09	06/05/14 Renewable	USD	$32,999.84
First Commonwealth Bank	Pennsylvania Department of Environmental Protection	USA	06/05/09	06/05/14 Renewable	USD	$235,288.06
First Commonwealth Bank	National Union Fire Insurance	USA	06/29/09	06/29/14 Renewable	USD	$595,000.00
First Commonwealth Bank	The Home Insurance Company in Liquidation	USA	07/31/09	05/02/14 Renewable	USD	$145,393.00
First Commonwealth Bank	Zurich American Insurance Company	USA	08/05/09	08/05/14 Renewable	USD	$30,000.00
Total						$2,159,338.90

Schedule 1.1(P)

Permitted Liens

Calgon Carbon Corporation

Liens evidenced by the following financing statements filed at the Delaware Secretary of State:

(a)	Secured Party: De Lage Landen Financial Services, Inc.
Filing Number: 41173964

(b)	Secured Party: Dell Financial Services, L.P. and Dell Financial Services L.L.C.
Filing Number: 60645648

(c)	Secured Party: Dell Financial Services, L.P. and Dell Financial Services L.L.C.
Filing Number: 60645655

(d)	Secured Party: NMHG Financial Services, Inc. and NMHG Financial Services Inc.
Filing Number: 62758522

(e)	Secured Party: NMHG Financial Services, Inc.
Filing Number: 2008 3706841

(f)	Secured Party: PNC Equipment Financing, Inc.
Filing Number: 2008 4326367

(g)	Secured Party: Air Liquide Industrial U.S. LP
Filing Number: 2009 0230588

(h)	Secured Party: U.S. Bancorp
Filing Number: 2009 0345600

(i)	Secured Party: Wells Fargo Bank, N.A.
Filing Number:  2010 1881097

(j)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2010 1942352

(k)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2010 1942360

(l)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2010 2078057

(m)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2010 281821

(n)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2010 2847683

(o)	Secured Party: NMHG Financial Services Inc.
Filing Number: 2010 3255209

(p)	Secured Party: U.S. Bancorp Business Equipment Finance Group
Filing Number: 2011 0119936

(q)	Secured Party: U.S. Bancorp Business Equipment Finance Group
Filing Number: 2011 0400575

(r)	Secured Party: U.S. Bancorp Business Equipment Finance Group
Filing Number: 2011 0718497

(s)	Secured Party: Clearfield Bank & Trust
Filing Number: 2011 1084014

(t)	Secured Party: Clearfield Bank & Trust
Filing Number: 2011 1669947

(u)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2011 1719387

(v)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2011 1719403

(w)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2011 1719411

(x)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2011 1719429

(y)	Secured Party: Wells Fargo Bank, N.A.
Filing Number: 2011 1720203

(z)	Secured Party: Caterpillar Financial Services Corporation
Filing Number: 2011 2013343

(aa)	Secured Party: Caterpillar Financial Services Corporation
Filing Number: 2011 2013350

(bb)	Secured Party: Caterpillar Financial Services Corporation
Filing Number: 2011 2034141

(cc)	Secured Party: U.S. Bancorp Business Equipment Finance Group
Filing Number: 2011 2120106

(dd)	Secured Party: U.S. Bancorp Business Equipment Finance Group
Filing Number: 2011 2120122

(ee)	Secured Party: Wells Fargo Bank, N.A.
Filing Number:  2011 4981075

(ff)	Secured Party: Forsythe/McArthur Associates, Inc.
Filing Number: 2012 0213803

(gg)	Secured Party: Wells Fargo Financial Leasing, Inc.
Filing Number: 2012 1575663

(hh)	Secured Party: Wells Fargo Financial Leasing, Inc.
Filing Number: 2012 1578949

(ii)	Secured Party: Clearfield Bank & Trust Company
Filing Number: 2012 1591017

(jj)	Secured Party: Clearfield Bank & Trust Company
Filing Number: 2012 1900721

(kk)	Secured Party: Caterpillar Financial Services Corporation
Filing Number: 2012 1954116

(ll)	Secured Party: Wells Fargo Financial Leasing, Inc.
Filing Number: 2012 2794735

(mm)	Secured Party: Meridian Leasing Corporation
Filing Number:  2012 3972413

(nn)	Secured Party: Wells Fargo Financial Leasing, Inc.
Filing Number: 2012 4388700

(oo)	Secured Party: Toyota Motor Credit Corporation
Filing Number: 2013 1078931

(pp)	Secured Party: Toyota Motor Credit Corporation
Filing Number: 2013 1305805

(qq)	Secured Party: Toyota Motor Credit Corporation
Filing Number:  2013 2939792

(rr)	Secured Party: Meridian Leasing Corporation
Filing Number: 2013 3158145

(ss)	Secured Party: Meridian Leasing Corporation
Filing Number:  2013 3242501

(tt)	Secured Party: Meridian Leasing Corporation
Filing Number: 2013 3345528

Schedule 1.1(S)

Standalone Letters of Credit

Bank	Applicant	L/C#	Beneficiary	Issue Date	Expiry Date	USD Balance
Citizens Bank of Pennsylvania	Calgon Carbon Corporation	S908210	XL Specialty Insurance Company	06/03/11	06/03/14	$441,000.00
Citizens Bank of Pennsylvania	Calgon Carbon Corporation	S908535	Bechtel International	12/30/11	06/21/14	$75,095.10
Citizens Bank of Pennsylvania	Calgon Carbon Corporation	S909029	Commerzbank AG	11/01/12	10/31/14	$110,130.95
Citizens Bank of Pennsylvania	Hyde Marine, Inc.	S908729	Uljanik	04/18/12	01/31/14	$13,260.00
Citizens Bank of Pennsylvania	Hyde Marine, Inc.	S909313	Far Eastern	05/06/13	11/30/13	$95,550.00
Citizens Bank of Pennsylvania	Hyde Marine, Inc.	S909514	Far Eastern	09/06/13	11/30/13	$509,600.00
Total						$1,244,636.05

Schedule 6.1.2

Capitalization; Subsidiaries; Investment Companies

6.1.2(i)

Domestic Subsidiaries:

Subsidiary	Jurisdiction of Incorporation or Formation	Authorized Capital Stock	Ownership of Subsidiary Shares/Partnership Interests/LLC Interests
Calgon Carbon Investments, Inc.	Delaware	1,000	Wholly owned by Calgon Carbon Corporation (1 share issued and outstanding)
BSC Columbus, LLC	Delaware	N/A	Wholly owned by Calgon Carbon Corporation (1,000 units issued and outstanding)
CCC Columbus, LLC	Delaware	N/A	Wholly owned by Calgon Carbon Corporation (1,000 units issued and outstanding)
Hyde Marine, Inc.	Ohio	500 shares of common stock 350 shares of preferred stock	Wholly owned by Calgon Carbon Investments, Inc. (131.1475 shares of common stock issued and outstanding)
Calgon Carbon Holdings, LLC	Delaware	N/A	Wholly owned by Calgon Carbon Investments, Inc. (1 unit issued and outstanding)

Foreign Subsidiaries:

Subsidiary	Jurisdiction of Incorporation or Formation	Ownership of Subsidiary Shares/Partnership Interests/LLC Interests
Calgon Carbon Asia PTE Ltd.	Singapore	Wholly owned by Calgon Carbon Corporation
Calgon Carbon (Tianjin) Co., Ltd.	China	Wholly owned by Calgon Carbon Corporation
Chemviron Carbon Limited	United Kingdom	Wholly owned by Calgon Carbon Investments, Inc.
Charcoal Cloth (International) Limited**	United Kingdom	Wholly owned by Chemviron Carbon Limited
Charcoal Cloth Limited**	United Kingdom	Wholly owned by Charcoal Cloth (International) Limited
Waterlink (UK) Holdings Limited**	United Kingdom	Wholly owned by Chemviron Carbon Limited
Sutcliffe Croftshaw Limited**	United Kingdom	Wholly owned by Waterlink (UK) Holdings Limited
Sutcliffe Speakman Limited**	United Kingdom	Wholly owned by Waterlink (UK) Holdings Limited
Sutcliffe Speakman Carbons Limited**	United Kingdom	Wholly owned by Waterlink (UK) Holdings Limited
Lakeland Processing Limited	United Kingdom	Wholly owned by Sutcliffe Speakman Limited
Sutcliffe Speakmanco 5 Limited**	United Kingdom	Wholly owned by Sutcliffe Speakman Limited
Calgon Carbon Canada, Inc.	Ontario	Wholly owned by Calgon Carbon Investments, Inc.
Chemviron Carbon GmbH	Germany	99% owned by Calgon Carbon Investments, Inc.; 1% owned by Calgon Carbon Corporation

** Inactive Foreign Subsidiary

Subsidiary	Jurisdiction of Incorporation or Formation	Ownership of Subsidiary Shares/Partnership Interests/LLC Interests
Calgon Carbon Japan KK	Japan	Wholly owned by Calgon Carbon Corporation
Calgon Carbon (Suzhou) Co., Ltd.	China	Wholly owned by Calgon Carbon Corporation
Chemviron Carbon AB	Sweden	Wholly owned by Calgon Carbon Investments, Inc.
Chemviron Carbon ApS	Denmark	Wholly owned by Calgon Carbon Investments, Inc.
Calgon Carbon Hong Kong Limited	Hong Kong	Wholly owned by Calgon Carbon Investments, Inc.
Calgon Carbon Mexico S. de R.L. de C.V.	Mexico	99% owned by Calgon Carbon Investments, Inc.; 1% owned by Calgon Carbon Holdings, LLC
Calgon Carbon Payco S. de R.L. de C.V.	Mexico	99% owned by Calgon Carbon Investments, Inc.; 1% owned by Calgon Carbon Holdings, LLC
Calgon Carbon Sistemas de Filtração Importação e Exportação Ltda.	Brazil	99% owned by Calgon Carbon Investments, Inc.; 1% owned by Calgon Carbon Holdings, LLC

6.1.2(ii)  Options, Warrants or Other Rights Outstanding

None

Schedule 8.2.1

Permitted Indebtedness

LENDER	OBLIGOR	DESCRIPTION	AVAILABLE AMOUNT	CURRENCY	EXISTING DEBT
Société Régionale D’Investissement de Wallonie, abbreviated to “SRIW”	Calgon Carbon Corporation	Bond loan for real estate in Belgium	6,000,000	EUR	USD$162,1801

1 As of November 4, 2013

EXHIBIT 1.1(A)

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date (as hereinafter defined) and is entered into by and between _________________________ [Insert name of Assignor] (the "Assignor") and ____________________________ [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as may be amended, modified, supplemented or restated, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	__________________________ [and is an Affiliate /Approved Fund of _________________ [identify Lender]1]

3.	Borrowers:	Calgon Carbon Corporation, a Delaware corporation and each other Person that becomes a Borrower under the Credit Agreement

1 Select as applicable.

4.	Administrative Agent:	PNC Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated the 6th day of November, 2013, among the Borrowers, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent for the Lenders

6.	Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment/Loans for all Lenders3	Amount of Commitment/Loans Assigned3	Percentage Assigned of Commitment/Loans4
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date:	______________]5

8.	Effective Date:	_____________ ___, 201_ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[INTENTIONALLY LEFT BLANK]

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g.; "Revolving Credit Commitment", "Delayed Draw Term Loan Commitment", etc.).

3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By: _________________________________
Name: _______________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:__________________________________
Name:________________________________
Title:
Consented to and Accepted:

PNC Bank, National Association, as Administrative Agent

By:

Name:

Title:

[If necessary per terms of Credit Agreement]
[Consented to:

Calgon Carbon Corporation, a Delaware corporation, as Borrowing Agent By: Name: Title: ]

[If necessary per terms of Credit Agreement]
[Consented to:

[___________], as Issuing Lender By: Name: Title: ]

ANNEX 1

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.        Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

[INTENTIONALLY LEFT BLANK]

-ii-

EXHIBIT 1.1(B)

FORM OF
BORROWER JOINDER AND ASSUMPTION AGREEMENT

This Borrower Joinder and Assumption Agreement ("Joinder") is made this ____ day of __________, 201_, by __________________________, a [limited liability company/limited partnership/general partnership/corporation] (the "New Borrower").

Background

Reference is made to (i) that certain Credit Agreement, dated as of November 6, 2013 (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), each other Person which joins thereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers"), the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), (ii) the Intercompany Subordination Agreement (as defined in the Credit Agreement), and (iii) the other Loan Documents referred to in the Credit Agreement, as the same may be modified, supplemented, amended or restated.

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein.  In consideration of the New Borrower becoming a Borrower under the terms of the Credit Agreement and in consideration of the value of the synergistic benefits received by New Borrower as a result of becoming affiliated with Borrowers and the Guarantors, the New Borrower hereby agrees that:  (i) on the date hereof, it shall execute and deliver to the Administrative Agent for the benefit of the Lenders any applicable documents as set forth in this Joinder; and (ii) effective as of the date hereof, it hereby is, and shall be deemed to be, and assumes the obligations of, a "Borrower" and a "Loan Party" jointly and severally with the existing Borrowers and Loan Parties under the Credit Agreement, a "Company" jointly and severally with the existing Companies under the Intercompany Subordination Agreement and a "Borrower" or "Loan Party" (or other applicable term), as the case may be, under each of the other Loan Documents to which the Borrowers or Loan Parties are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the payment in full of the Loans and the Notes and the performance of all other obligations of the Loan Parties under the Loan Documents and termination or expiration of all Lender Provided Interest Rate Hedges, the New Borrower shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of the Credit Agreement, Intercompany Subordination Agreement and each of the other Loan Documents which are stated to apply to or are made by a Borrower or a Loan Party.  Without limiting the generality of the foregoing, the New Borrower hereby represents and warrants that (i) each of the representations and warranties with respect to the Borrowers set forth in Article 6 of the Credit Agreement is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as to the New Borrower on and as of the date hereof as if made on and as of the date hereof by the New Borrower (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the specific date or times referred to in said representations and warranties) and (ii) the New Borrower has heretofore received a true and correct copy of the Credit Agreement, the Intercompany Subordination Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

The New Borrower hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement and each of the other Loan Documents given by the Borrowers to the Administrative Agent and any of the Lenders.

The New Borrower is simultaneously delivering to the Administrative Agent the following documents together with this Joinder required under Section 11.16 [Joinder] of the Credit Agreement.

Document	Delivered	Not Delivered
Notes (mandatory)	☐	☐
Opinion of Counsel (if requested by Administrative Agent)	☐	☐
Officer's Certificate (mandatory)	☐	☐
Secretary's Certificate (or equivalent thereof) (mandatory)	☐	☐
Schedules to Credit Agreement	Delivered	Not Delivered
Schedule 1.1(P)Permitted Liens (if applicable)	☐	☐
Schedule 6.1.2Capitalization; Subsidiaries (mandatory)	☐	☐
Schedule 8.2.1Permitted Indebtedness (if applicable)	☐	☐
[Note: updates to schedules do not cure any breach of warranties unless expressly agreed in accordance with the terms of the Credit Agreement]

In furtherance of the foregoing, the New Borrower shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Joinder and the other Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the New Borrower has duly executed this Joinder and delivered the same to the Administrative Agent for the benefit of the Lenders, on the date and year first above written, with the intention that it constitute a document under seal.

NEW BORROWER:

By:
Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:

EXHIBIT 1.1(G)(1)

FORM OF
GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

This Guarantor Joinder and Assumption Agreement ("Joinder") is made this ____ day of __________, 201_, by __________________________, a [limited liability company/limited partnership/general partnership/corporation] (the "New Guarantor").

Background

Reference is made to (i) that certain Credit Agreement, dated as of November 6, 2013 (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), each other Person which joins thereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers"), the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), (ii) the Intercompany Subordination Agreement (as defined in the Credit Agreement) and (iii) the other Loan Documents referred to in the Credit Agreement, as the same may be modified, supplemented, amended or restated.

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein.  In consideration of the New Guarantor becoming a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic benefits received by New Guarantor as a result of becoming affiliated with Borrowers and the Guarantors, the New Guarantor hereby agrees that:  (i) on the date hereof, it shall execute and deliver to the Administrative Agent for the benefit of the Lenders any applicable documents as set forth in this Joinder; and (ii) effective as of the date hereof, it hereby is, and shall be deemed to be, and assumes the obligations of, a "Guarantor" and a "Loan Party" jointly and severally with the existing Guarantors and Loan Parties under the Credit Agreement, a "Company" jointly and severally with the existing Companies under the Intercompany Subordination Agreement and a "Guarantor" or "Loan Party" (or other applicable term), as the case may be, under each of the other Loan Documents to which the Guarantors or Loan Parties are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the payment in full of the Loans and the Notes and the performance of all other obligations of the Loan Parties under the Loan Documents and termination or expiration of all Lender Provided Interest Rate Hedges, the New Guarantor shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of the Credit Agreement, Intercompany Subordination Agreement and each of the other Loan Documents which are stated to apply to or are made by a Guarantor or a Loan Party.  Without limiting the generality of the foregoing, the New Guarantor hereby represents and warrants that (i) each of the representations and warranties with respect to the Guarantors set forth in Article 6 of the Credit Agreement is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as to the New Guarantor on and as of the date hereof as if made on and as of the date hereof by the New Guarantor (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the specific date or times referred to in said representations and warranties) and (ii) the New Guarantor has heretofore received a true and correct copy of the Credit Agreement, the Intercompany Subordination Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

The New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement and each of the other Loan Documents given by the Guarantors to the Administrative Agent and any of the Lenders.

The New Guarantor is simultaneously delivering to the Administrative Agent the following documents together with this Joinder required under Section 11.16 [Joinder] of the Credit Agreement.

Document	Delivered	Not Delivered
Guaranty Agreement (mandatory)	☐	☐
Opinion of Counsel (if requested by Administrative Agent)	☐	☐
Officer's Certificate (mandatory)	☐	☐
Secretary's Certificate (or equivalent thereof) (mandatory)	☐	☐
Schedules to Credit Agreement	Delivered	Not Delivered
Schedule 1.1(P)Permitted Liens (if applicable)	☐	☐
Schedule 6.1.2Capitalization; Subsidiaries (mandatory)	☐	☐
Schedule 8.2.1Permitted Indebtedness (if applicable)	☐	☐
[Note: updates to schedules do not cure any breach of warranties unless expressly agreed in accordance with the terms of the Credit Agreement]

In furtherance of the foregoing, the New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Joinder and the other Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the New Guarantor has duly executed this Joinder and delivered the same to the Administrative Agent for the benefit of the Lenders, on the date and year first above written, with the intention that it constitute a document under seal.

NEW GUARANTOR:

By:
Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:

EXHIBIT 1.1(G)(2)

FORM OF
GUARANTY AND SURETYSHIP AGREEMENT

IN CONSIDERATION of credit granted or to be granted by PNC Bank, National Association ("PNC Bank") and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a "Lender" and collectively, the "Lenders") pursuant to that certain Credit Agreement, dated of even date herewith (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among Calgon Carbon Corporation, a Delaware corporation (“Calgon Carbon”), each other Person (as defined in the Credit Agreement) that joins thereunder as a "Borrower" (Calgon Carbon and such other Persons are each, a "Debtor" and collectively, the "Debtors"), the Guarantors (as defined in the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time, and PNC Bank, as administrative agent for the Lenders (PNC Bank, in such capacity, the "Administrative Agent"), intending to be legally bound hereby, and to induce the Lenders to maintain or extend credit to the Debtors, Calgon Carbon Investments, Inc., a Delaware corporation ("CCI"), BSC Columbus, LLC, a Delaware limited liability company ("BSC"), CCC Columbus, LLC, a Delaware limited liability company ("CCC"), Calgon Carbon Holdings, LLC, a Delaware limited liability company ("CCH"), Hyde Marine, Inc., an Ohio corporation ("Hyde"), and each other Person that joins hereunder as a Guarantor (CCI, BSC, CCC, CCH, Hyde and each other Person that joins as a Guarantor hereunder from time to time are each, a "Guarantor" and collectively, the "Guarantors"), this 6th day of November, 2013, and each of the other Guarantors, jointly and severally, hereby:

1.           Become absolute and unconditional guarantors and sureties as though they were primary obligors to the Administrative Agent and the Lenders, their respective successors, endorsees and assigns, for (i) the prompt payment and performance when due (whether at maturity, by declaration, acceleration or otherwise) of all Obligations (as defined in the Credit Agreement) including, without limitation, all existing and future liabilities and obligations of the Debtors to the Administrative Agent and the Lenders, including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any legal expenses) incurred by the Administrative Agent or any Lender in enforcing any rights with regard to or collecting against any Guarantor under this Guaranty and Suretyship Agreement (this "Agreement") and (ii) the due and punctual performance of and/or compliance with all of the terms, conditions and covenants contained in each of the Credit Agreement, the Notes (as defined in the Credit Agreement) and the other Loan Documents (as defined in the Credit Agreement) to be performed or complied with by any Debtor and the accuracy of each Debtor's representations and warranties contained in each of the Loan Documents (all of the forgoing are hereinafter collectively referred to as the "Debtor Liabilities"), whether or not such Debtor Liabilities or any portion thereof shall hereafter be released or discharged or for any reason invalid or unenforceable (capitalized terms used in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to them therein unless otherwise defined in this Agreement);

2.           Assent to all agreements made or to be made between the Administrative Agent or any Lender and any other Person(s) liable, either absolutely or contingently, on any of the Debtor Liabilities, including any and all such agreements made by any Debtor and any co-maker, endorser, pledgor, surety or guarantor (any such Person being hereinafter referred to as an "Obligor"), and further agree that the Guarantors' liability hereunder shall not be reduced or diminished by such agreements in any way;

3.           Consent and agree that the Guarantors' obligations and liabilities hereunder shall in no way be reduced, limited, waived or released if any other Person or Persons is presently or in the future becomes a surety or guarantor in regard to the Debtor Liabilities or any other liabilities among the Debtors, the Administrative Agent and the Lenders; and

4.           Consent that the Administrative Agent and the Lenders may, at their option, without in any way affecting the Guarantors' liability hereunder:  (i) exchange, surrender or release any or all collateral security or any endorsement, guaranty or surety held by the Administrative Agent or the Lenders for any of the Debtor Liabilities; (ii) renew, extend, modify, supplement, amend, release, alter or compromise the terms of any or all of the Debtor Liabilities; and (iii) waive or fail to perfect the Administrative Agent's and the Lenders' rights or remedies against the Debtors or the collateral security for any of the Debtor Liabilities.

CONTINUING GUARANTY.  This Agreement shall be a continuing one and shall continue in full force and effect until (subject to the terms and conditions of the Section of this Agreement entitled Bankruptcy of the Debtors) Payment in Full.  Without limiting the generality of the foregoing, each Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement prior to Payment in Full.

EXTENT OF GUARANTORS' LIABILITY.  This Agreement shall be and is intended to be an absolute and unconditional guaranty and suretyship, jointly and severally among the Guarantors, for the aggregate of the Debtor Liabilities including, but not limited to, the Indebtedness evidenced by the Notes.  The Administrative Agent may apply any payment received on account of the Debtor Liabilities in such order as the Administrative Agent, in its sole discretion, may elect.  The obligations of the Guarantors under this Agreement, when construed collectively with the obligations of any other Guaranty and Suretyship Agreement made by any other Guarantor to the Administrative Agent (for its benefit and for the benefit of the Lenders) (collectively, jointly and severally, the "Other Guarantors"), are intended to be the joint and several obligations of the Guarantors and the Other Guarantors; and this Agreement, when construed in connection with such other Guaranty Agreements, is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities.  Notwithstanding anything to the contrary contained herein, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such Guarantor's obligations under this Agreement subject to avoidance under applicable federal or state fraudulent transfer, fraudulent conveyance or similar Laws.

UNCONDITIONAL LIABILITY.  The Guarantors' liability hereunder is absolute and unconditional and shall not be reduced, limited, waived, or released in any way by reason of:  (i) any failure of the Administrative Agent or any Lender to obtain, retain, preserve, perfect or enforce any rights against any Person (including without limitation, any Obligor) or in any property securing any or all of the Debtor Liabilities; (ii) the invalidity or irregularity of any such rights that the Administrative Agent and the Lenders may attempt to obtain; (iii) any delay in enforcing or any failure to enforce such rights, even if such rights are thereby lost; (iv) any delay in making demand on any Obligor for payment or performance of any or all of the Debtor Liabilities; or (v) from time to time, the payment in full and subsequent incurring of any Debtor Liabilities.

RIGHT OF SET-OFF.  If any liability of any Guarantor hereunder is not paid to the Administrative Agent when due, the Administrative Agent and the Lenders may forthwith set-off against the liabilities of any Guarantor hereunder all moneys owed by the Administrative Agent or any Lender to any Guarantor in any capacity, whether or not then due, and whether provisionally or finally credited upon the Administrative Agent's and the Lenders' books and records.

WAIVER.  The Guarantors hereby waive all notice with respect to the present existence or future incurrence of any Debtor Liabilities including, but not limited to, the amount, terms and conditions thereof.  The Guarantors hereby consent to the taking of, or failure to take, from time to time, any action of any nature whatsoever permitted by Law with respect to the Debtor Liabilities and with respect to any rights against any Person or Persons (including, without limitation, any Obligor), or in any property including, without limitation, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Guarantors will remain fully liable hereunder notwithstanding any or all of the foregoing.  The granting of an express written release of any Guarantor's liability hereunder or any other Obligor's liability, in whole or in part, shall be effective only with respect to the liability such Guarantor or Obligor who is specifically so expressly released but shall in no way affect the liability hereunder of any Guarantor or any Obligor not so expressly released.  The dissolution of any Guarantor, or any other Obligor, shall in no way affect the liability hereunder or that of any other Obligor.  Each Guarantor hereby expressly waives:  (i) notices of acceptance hereof; (ii) any presentment, demand, protest, notice of default in connection with the Debtor Liabilities, dishonor or notice of dishonor; (iii) any right of indemnification; and (iv) any defense arising by reason of any disability or other defense whatsoever to the liability of the Debtors, or any other circumstance which might otherwise constitute a defense available to, or in discharge of, such Guarantor with respect to its obligations hereunder, excepting only full, strict, and indefeasible payment and performance of the Debtor Liabilities in full.

No payment by any Guarantor shall entitle any other Obligor, by subrogation, contribution, indemnification or otherwise, to succeed to any of the rights of the Administrative Agent and the Lenders, including rights to any payment made on account of the Debtor Liabilities, regardless of the source of such payment, and no Guarantor shall have any right of subrogation, contribution, indemnification or other rights to be reimbursed, made whole or otherwise compensated by any other Obligor with respect to any payments made hereunder, until Payment in Full.  Prior to Payment in Full, each Guarantor hereby waives any benefit of and any right to participate in any collateral security now or hereafter held by the Administrative Agent and the Lenders or any failure or refusal by the Administrative Agent and the Lenders to perfect an interest in any collateral security.

BANKRUPTCY OF THE DEBTORS.  Neither the Guarantors' obligations to make payment in accordance with the terms of this Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by any Debtor's bankruptcy or by any impairment, modification, change, release or limitation of (i) the liability of each Debtor, any Person assuming the obligations of each Debtor under the Credit Agreement or any of the other Loan Documents or any Debtor's estate in bankruptcy or (ii) any remedy for the enforcement of the Debtor Liabilities, either of which result from the operation of any present or future provision of any bankruptcy act, Law or equitable cause or from the decision of any court.  The Guarantors agree that to the extent that any Debtor or any other Obligor makes any payment or payments to the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other Person under any bankruptcy act, Law or equitable cause, then to the extent of such payment, the Debtor Liabilities or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

PAYMENT OF COSTS.  In addition to all other liabilities of the Guarantors hereunder, the Guarantors also agree to pay to the Administrative Agent on demand all costs and expenses (including reasonable attorneys' fees and legal expenses) which may be incurred in the enforcement or collection of the liabilities of the Guarantors hereunder.

PRIMARY LIABILITY OF THE GUARANTORS.  The Guarantors agree that this Agreement may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Loan Documents, or any collateral now or hereafter securing the Debtor Liabilities or otherwise, and each Guarantor hereby waives the right to require the Administrative Agent and the Lenders to proceed against any other Obligor or to require the Administrative Agent and the Lenders to pursue any other remedy or enforce any other right.  The Guarantors further agree that nothing contained herein shall prevent the Administrative Agent and the Lenders from suing on the Loan Documents, or any of them, or foreclosing their Lien, if any, on any collateral hereafter securing the Debtor Liabilities or from exercising any other rights available under the Loan Documents, or any other instrument of security if neither the Debtors nor the Guarantors timely perform the obligations of the Debtors thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the obligations of the Guarantors thereunder; it being the purpose and intent of the Guarantors that the obligations of the Guarantors hereunder shall be absolute, independent and unconditional.  Neither the obligations of the Guarantors under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Debtor or by reason of the bankruptcy or insolvency of any Debtor.  If acceleration of the time for payment of any amount payable by any Debtor is stayed upon the insolvency or bankruptcy of any Debtor, amounts otherwise subject to acceleration under the terms of the Loan Documents including, without limitation, interest at the rates set forth in the Credit Agreement occurring after the date of such bankruptcy or insolvency, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.  The Guarantors acknowledge that the term "Debtor Liabilities" as used herein includes, without limitation, any payments made by any Debtor to the Administrative Agent or the Lenders and subsequently recovered by such Debtor or a trustee for such Debtor pursuant to bankruptcy or insolvency proceedings.

ACCELERATION OF THE GUARANTORS' LIABILITIES.  Upon the occurrence of an Event of Default, all of the Debtor Liabilities, at the Administrative Agent's and the Required Lenders' option, shall be deemed to be forthwith due and payable for the purposes of this Agreement and for determining the liability of the Guarantors hereunder, whether or not the Administrative Agent and the Lenders have any such rights against any other Obligor, and whether or not the Administrative Agent and the Lenders elect to exercise any rights or remedies against any other Person or property including, without limitation, any other Obligor.

RIGHTS OF THE GUARANTORS.  All rights and remedies of the Guarantors against any Debtor or any property of any Debtor or any collateral security for any of the Debtor Liabilities, whether arising by promissory note, subrogation, security agreement, mortgage or otherwise, shall in all respects be and remain subordinate and junior in right of payment and priority to the prior and indefeasible payment in full to the Administrative Agent and the Lenders of all Debtor Liabilities and to the priority of the Administrative Agent and the Lenders in any property of any Debtor and any collateral security for any of the Debtor Liabilities.  Any amount which may have been paid to any Guarantor on account of any Indebtedness of any Debtor to any Guarantor, or on account of any subrogation or other rights of any Guarantor against any Debtor, when all of the Debtor Liabilities shall not have been indefeasibly paid in full, shall be held by the undersigned in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Debtor Liabilities, whether matured or unmatured.

NOTICE TO THE ADMINISTRATIVE AGENT AND THE LENDERS BY THE GUARANTORS.  Any notice to the Administrative Agent or the Lenders by the Guarantors pursuant to the provisions hereof shall be sent, and shall be effective, in accordance with Section 11.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement. Notice by the Guarantors shall not, in any way, reduce, diminish or release the liability of any other Obligor.  In the event that this Agreement is preceded or followed by any other guaranty or surety agreement(s) regarding any Debtor or any other Person, all rights granted to the Administrative Agent and the Lenders in such agreement(s) shall be deemed to be cumulative and this Agreement shall not, in such event, be deemed to be cancelled, superseded, terminated or in any way limited.

JOINDER.  Upon the execution and delivery by any other Person of a Guarantor Joinder, such Person shall become a "Guarantor" hereunder with the same force and effect as if it were originally a party to this Agreement and named as a "Guarantor" on the signature pages hereto.  The execution and delivery of any such Guarantor Joinder shall not require the consent of any Guarantor or any Obligor, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

MISCELLANEOUS.  This Agreement and the obligations of the Guarantors hereunder shall be binding upon the Guarantors and their respective successors, permitted assigns and other legal representatives, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective endorsers, successors and assigns forever.  If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5  OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ACCEPT THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, executed and delivered this Agreement on the day and year first above written.

GUARANTORS:

WITNESS:	Calgon Carbon Investments, Inc., a Delaware corporation

______________________________	By:
Name:
Title:

WITNESS:	BSC Columbus, LLC, a Delaware limited liability company

______________________________	By:
Name:
Title:

WITNESS:	CCC Columbus, LLC, a Delaware limited liability company

______________________________	By:
Name:
Title:

WITNESS:	Calgon Carbon Holdings, LLC, a Delaware limited liability company

______________________________	By:
Name:
Title:

WITNESS:	Hyde Marine, Inc., an Ohio corporation

______________________________	By:
Name:
Title:

EXHIBIT 1.1(I)

FORM OF
INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this "Agreement") is dated November 6, 2013, and is made by and among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), each of Calgon Carbon's Subsidiaries listed on the signature page hereto and each Person who subsequently joins this Agreement pursuant to Section 11 hereof (each a "Company" and collectively, the "Companies'") and PNC Bank, National Association, as administrative agent for the Lenders (as hereinafter defined) (in such capacity, the "Administrative Agent").

BACKGROUND:

A.
Pursuant to that certain Credit Agreement, dated of even date herewith (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among the Borrowers (as defined in the Credit Agreement) party thereto from time to time, the Guarantors (as defined in the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time (the "Lenders"), and the Administrative Agent, the Lenders have agreed to provide certain loans and other financial accommodations to the Borrowers.

B.
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 of the Credit Agreement shall apply to this Agreement.

C.
The Companies (i) are or may become indebted to each other (the Indebtedness of each of the Companies that is a Loan Party to any other Loan Party or of any Loan Party to any Company that is not a Loan Party, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof, including any payments or other obligations under vehicle leases among such Companies, are hereinafter collectively referred to as the "Intercompany Indebtedness") and (ii) have entered into and may enter into leases of property including vehicles between certain Companies that are Loan Parties, as lessees, and certain other Loan Parties, as lessors, or between certain Loan Parties, as lessees, and certain Companies that are not Loan Parties, as lessors (each an "Intercompany Lease" and collectively, the "Intercompany Leases"); and

D.
The obligations of the Lenders to maintain the Commitments and make Loans to the Borrowers from time to time are subject to the condition, among others, that the Companies subordinate the Intercompany Indebtedness to the Obligations in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto jointly and severally covenant and agree as follows:

1.           Intercompany Indebtedness and Intercompany Leases Subordinated to Obligations.  The recitals set forth above are hereby incorporated by reference.  All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all Obligations pursuant to the provisions contained herein.  Each of the Companies acknowledges and agrees that its rights and benefits under the Intercompany Leases are junior, inferior and subordinate to the Lien of the Administrative Agent on any property subject to the Intercompany Leases.  Upon any repossession, foreclosure or other execution by the Administrative Agent of property subject to any Intercompany Lease, such Intercompany Lease shall immediately terminate and become null and void and any claims between the Companies shall constitute Intercompany Indebtedness subordinated to the Obligations hereunder.

2.           Payment Over of Proceeds Upon Dissolution, Etc.  Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a "Distributing Company"), then and in any such event, the Administrative Agent shall be entitled to receive, for the benefit of the Lenders, indefeasible payment in full of all amounts due or to become due (so long as an Event of Default has occurred and is continuing under the terms of the Loan Documents or so long as the Obligations have been declared due and payable prior to the date on which they would otherwise have become due and payable) on or in respect of any and all Obligations before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Obligations, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

3.           No Commencement of Any Proceeding.  Each Company agrees that, so long as the Obligations shall remain unpaid, it will not commence, or join with any creditor other than the Administrative Agent in commencing, any proceeding referred to in Section 2(a) against any other Company which owes it any Intercompany Indebtedness.

4.           No Payment When Obligations in Default.  If any Event of Default shall have occurred and be continuing, or such an Event of Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Required Lenders shall have consented to or waived the same, prior to Payment in Full, no payment shall be made by any Company owing such Intercompany Indebtedness on account of principal, interest, rent or other payments with respect to the Intercompany Indebtedness.

5.           Payment Permitted if No Default.  Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2 and 4, from making payments at any time of principal of, interest on rent or other payment with respect to the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of, interest on, rent or other payment with respect to any Intercompany Indebtedness, so long as such Intercompany Indebtedness is permitted under the Credit Agreement.

6.           Receipt of Prohibited Payments.  If, notwithstanding the foregoing provisions of Sections 2, 4, and 5, a Company which is owed Intercompany Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Obligations in accordance with the terms of the Credit Agreement.

7.           Rights of Subrogation.  Each Company agrees that no payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until Payment in Full.

8.           Instruments Evidencing Intercompany Indebtedness.  Each Company shall cause (i) each instrument which now or hereafter evidences all or a portion of the Intercompany Indebtedness (excluding Intercompany Leases) and (ii) each Intercompany Lease which is entered into after the date hereof to be conspicuously marked as follows:

This instrument is subject to the terms of an Intercompany Subordination Agreement dated as of November 6, 2013, in favor of PNC Bank, National Association, as Administrative Agent for the Lenders referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference.  Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement.

Each Company will further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement.

9.           Agreement Solely to Define Relative Rights.  The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Administrative Agent and the Lenders, on the other hand.  Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Administrative Agent and the Lenders, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Administrative Agent and the Lenders, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

10.           No Implied Waivers of Subordination.  No right of the Administrative Agent or any Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Administrative Agent or any Lender, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof with which the Administrative Agent or any Lender may have or be otherwise charged.  Each Company by its acceptance hereof shall agree that, so long as there are Obligations outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or agree to compromise, the obligations of the other Companies with respect to their Intercompany Indebtedness, other than to another Company and other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Administrative Agent.

Without in any way limiting the generality of the foregoing paragraph, the Administrative Agent or any of the Lenders may, at any time and from time to time, without the consent of or notice to the Companies, without incurring responsibility to the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Administrative Agent and the Lenders, do any one or more of the following:   (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Obligations or otherwise amend or supplement the Obligations or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Obligations; (iii) release any Person liable in any manner for the payment or collection of the Obligations; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other Person.

11.           Additional Subsidiaries.  The Companies covenant and agree that they shall cause any Subsidiaries which become party to any Intercompany Indebtedness or Intercompany Lease after the date of this Agreement, to the extent then not a party hereto, to execute a Joinder in a form satisfactory to the Administrative Agent in its sole discretion, whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any Company or any of its Subsidiaries.

12.           Continuing Force and Effect.  This Agreement shall continue in force until Payment in Full, it being contemplated that this Agreement be of a continuing nature.

13.           Modification, Amendments or Waivers.  Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent or the Lenders hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Companies hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent, acting on behalf of all the Lenders, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders.

14.           Expenses.  The Companies that are Loan Parties unconditionally and jointly and severally agree upon demand to pay to the Administrative Agent and the Lenders the amount of any and all reasonable out-of-pocket costs, expenses and disbursements, including reasonable fees and expenses of counsel (including the allocated costs of staff counsel) for which reimbursement is customarily obtained, which the Administrative Agent or any of the Lenders may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of the Administrative Agent or the Lenders hereunder or (c) the failure by the Companies to perform or observe any of the provisions hereof.

15.           Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

16.           Governing Law.  This Agreement shall be a contract under the internal laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflict of laws.

17.           Successors and Assigns.  This Agreement shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and the obligations of the Companies shall be binding upon their respective successors and permitted assigns, provided, that no Company may assign or transfer its rights or obligations hereunder or any interest herein, other than to another Company, and any such purported assignment or transfer shall be null and void.  The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Lenders and any such delegation or transfer without such consent shall be null and void.  Except to the extent otherwise required by the context of this Agreement, the term "Lenders" when used herein shall include any holder of a Note or an assignment of rights therein originally issued to a Lender under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

18.           Joint and Several Obligations.  Each of the obligations of each and every Loan Party under this Agreement is joint and several.  Each of the obligations of each and every Company (other than the Loan Parties) under this Agreement is several and not joint.  The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Company without any duty or responsibility to pursue any other Company and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Company.  Each of the Lenders and Administrative Agent hereby reserve all right against each Company.

19.           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

20.           Attorneys-in-Fact.  Each of the Companies hereby authorizes and empowers the Administrative Agent, at its election and in the name of either itself, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Administrative Agent may deem advisable to completely protect the Administrative Agent's and the Lenders' interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end, each of the Companies hereby irrevocably makes, constitutes and appoints the Administrative Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable.  Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

21.           Application of Payments.  In the event any payments are received by the Administrative Agent under the terms of this Agreement for application to the Obligations at any time when the Obligations have hot been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Obligations for all purposes under the Credit Agreement.

22.           Remedies.  In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Administrative Agent, on behalf of the Lenders, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent on behalf of the Lenders at law may not fully compensate the Administrative Agent on behalf of the Lenders for the damages they may suffer in the event of a breach hereof.

23.           Consent to Jurisdiction.  Each Company hereby irrevocably consents to the nonexclusive jurisdiction of the Court of Common Pleas of Allegheny County and the United States District Court for the Western District of Pennsylvania and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to such Company at the address provided for in Schedule 1.1(B) to the Credit Agreement and service so made shall be deemed to be completed upon actual receipt thereof.  Each Company waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

Each Company hereby appoints a process agent, Calgon Carbon, as its agent to receive on behalf of such party and its respective property, service of copies of the summons and complaint and any other process which may be served in any action or proceeding (in such role, the "Process Agent").  Such service may be made by mailing or delivering a copy of such process to any of the Companies in care of the Process Agent at the Process Agent's address, and each of the Companies hereby authorizes and directs the Process Agent to receive such service on its behalf.  Each Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided by law.  Each Company further agrees that it shall, prior to the earlier to occur of (i) Payment in Full and (ii) payment in full of Intercompany Indebtedness applicable thereto, continue to retain Process Agent for the purposes set forth in this Section 23.  The Process Agent hereby accepts the appointment of Process Agent by the Companies and agrees to act as Process Agent on behalf of the Companies.  Calgon Carbon has an address of, on the date hereof, 400 Calgon Carbon Drive, Pittsburgh, PA 15205, Attention: Peter K. Lee, Treasurer.

24.           EXCEPT AS PROHIBITED BY LAW, EACH COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY A JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

25.           Notices.  All notices, statements, requests, demands and other communications given to or made upon the Companies, the Administrative Agent or the Lenders in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 of the Credit Agreement.

[SIGNATURES PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written with the intention that this Agreement constitute a sealed instrument.

WITNESS:	CALGON CARBON CORPORATION

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON INVESTMENTS, INC

	By:	(SEAL)
Name:
Title:

WITNESS:	BSC COLUMBUS, LLC

	By:	(SEAL)
Name:
Title:

WITNESS:	CCC COLUMBUS, LLC

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON HOLDINGS, LLC

	By:	(SEAL)
Name:
Title:

WITNESS:	HYDE MARINE, INC.

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON (TIANJIN) CO., LTD

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON CANADA, INC.

	By:	(SEAL)
Name:
Title:

WITNESS:	CHEMVIRON CARBON GMBH

	By:	(SEAL)
Name:
Title:

WITNESS:	CHEMVIRON CARBON LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	LAKELAND PROCESSING LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON ASIA PTE LTD.

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON JAPAN KK

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON (SUZHOU) CO., LTD.

	By:	(SEAL)
Name:
Title:

WITNESS:	CHEMVIRON CARBON AB

	By:	(SEAL)
Name:
Title:

WITNESS:	CHEMVIRON CARBON APS

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON HONG KONG LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON MEXICO S. DE R.L. DE C.V.

	By:	(SEAL)
Name:
Title:

WITNESS:	CALGON CARBON PAYCO S. DE R.L. DE C.V.

	By:	(SEAL)
Name:
Title:

WITNESS:	Calgon Carbon Sistemas de Filtração Importação e Exportação Ltda

	By:	(SEAL)
Name:
Title:

WITNESS:	CHARCOAL CLOTH (INTERNATIONAL) LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	CHARCOAL CLOTH LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	WATERLINK (UK) HOLDINGS LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	SUTCLIFFE SPEAKMAN LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	SUTCLIFFE CROFTSHAW LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	SUTCLIFFE SPEAKMAN CARBONS LIMITED

	By:	(SEAL)
Name:
Title:

WITNESS:	SUTCLIFFE SPEAKMANCO 5 LIMITED

	By:	(SEAL)
Name:
Title:

PNC BANK, National Association, as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(L)

FORM OF
LENDER JOINDER AND ASSUMPTION AGREEMENT

THIS LENDER JOINDER AND ASSUMPTION AGREEMENT (the "Joinder") is made as of __________________, 201_ (the "Effective Date") by ________________________ (the "New Lender").

Background

Reference is made to the Credit Agreement dated as of November 6, 2013 (as the same may be modified, supplemented, amended or restated, the "Credit Agreement"), by and among CALGON CARBON CORPORATION, a Delaware corporation ("Calgon Carbon"), each other Person which joins thereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers"), the GUARANTORS now or hereafter party thereto (the "Guarantors"), the LENDERS now or hereafter party thereto (the "Lenders"), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (in such capacity, the "Administrative Agent").  Capitalized terms defined in the Credit Agreement are used herein as defined therein and the rules of construction set forth in Section 1.2 of the Credit Agreement shall apply to this Joinder.

Agreement

1.           In consideration of the Administrative Agent's consent to the New Lender becoming a Lender pursuant to Section 2.10 [Increase in Revolving Credit Commitments] of the Credit Agreement, the New Lender agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Lender remains a party to the Credit Agreement, such New Lender shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Lender and shall be entitled to the benefits, rights and remedies set forth therein and in each of the other Loan Documents.

2.           The New Lender acknowledges and agrees that the Administrative Agent and each Lender make no representation or warranty and assume no responsibility with respect to: (i)  any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto, or (ii) the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its or their obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto.

3.           The New Lender: (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, (iv) agrees that it will become a party to and be bound by the Credit Agreement on the Effective Date as if it were an original Lender thereunder and will have the rights and obligations of a Lender thereunder and will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

4.           Following the execution of this Joinder, it will be delivered to the Loan Parties and the Administrative Agent for acceptance and for recording by the Administrative Agent.  Upon such acceptance and recording, as of the Effective Date, (i) the New Lender shall be a party to the Credit Agreement and, to the extent provided in this Joinder, have the rights and obligations of a Lender thereunder and under the Loan Documents, and (ii) the Revolving Credit Commitment of the New Lender shall be as set forth in Schedule I hereto.

5.           Upon such acceptance and recording from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes evidencing the Revolving Credit Loans in respect and to the extent of the interest of the New Lender assumed hereby, including, all payments of principal, interest, fees, costs and expenses with respect thereto, as are allocated ratably to the Lenders.

6.           To the extent that any Revolving Credit Loans are outstanding as of the Effective Date, the New Lender shall make Revolving Credit Loans to the Borrowers on the Effective Date in an amount such that its share of all Revolving Credit Loans outstanding (after giving effect to the Revolving Credit Loans of the New Lender and assuming that no Lender failed to make Revolving Credit Loans) are in the same proportion as the Revolving Credit Commitment of the New Lender bears to the Revolving Credit Commitments of all the Lenders (after giving effect to the Revolving Credit Commitment of the New Lender).

7.           This Joinder shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

8.           This Joinder may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and delivery of executed signature pages hereof by telecopy or other electronic transmission from one party to another shall constitute effective and binding execution and delivery of this Joinder by such party.

The New Lender is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) share ratably in all Revolving Credit Loans borrowed by the Borrowers on and after the Effective Date; (B) participate in all new Revolving Credit Loans at the Base Rate Option and at the LIBOR Rate Option borrowed by the Borrowers on and after the Effective Date according to its ratable share of the Revolving Credit Commitments; and (C) participate in all Letters of Credit outstanding on the Effective Date and issued by the Issuing Lender thereafter according to its ratable share of the Revolving Credit Commitments.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, the New Lender has duly executed and delivered this Joinder as of the Effective Date.

[ADDITIONAL LENDER]

By:
Name:
Title:

Address for Notices:

[ACKNOWLEDGEMENT TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

BORROWER[S]:

CALGON CARBON CORPORATION

By:
Name:
Title:

[______________________________]

By:
Name:
Title:

SCHEDULE 1

Commitments of New Lender After Giving Effect to
the Lender Joinder and Assumption Agreement

Lender	Amount of Commitment for Revolving Credit Loans

EXHIBIT 1.1(N)(1)

REVOLVING CREDIT NOTE

$________________	Pittsburgh, Pennsylvania
November 6, 2013

FOR VALUE RECEIVED, the undersigned, Calgon Carbon Corporation, a Delaware corporation (“Calgon Carbon”), and each other Person (as defined in the Credit Agreement (as hereinafter defined)) that joins hereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, jointly and severally, the "Borrowers"), jointly and severally hereby promise to pay to the order of ________________________ ("Holder"), the lesser of (i) the principal sum of ____________________________ Dollars ($____________) or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by Holder to the Borrowers pursuant to Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans] of that certain Credit Agreement, dated of even date herewith (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among the Borrowers, the Guarantors (as defined the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time, and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), payable on the Expiration Date or as otherwise provided in the Credit Agreement.  All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate per annum specified by the Borrowers pursuant to Section 4.1.1 [Revolving Credit Interest Rate Options; Swing Line Interest Rate] of, or as otherwise provided in, the Credit Agreement.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time as such Event of Default has been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note (this "Revolving Credit Note") at a rate per annum specified by Section 4.3 [Interest After Default] of, or as otherwise provided in, the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable on the dates set forth in Section 5.5 [Interest Payment Dates] of the Credit Agreement and on the Expiration Date.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the Principal Office, in lawful money of the United States of America in immediately available funds.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions and/or Liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note.

EACH BORROWER HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE HOLDER HAS BEEN INDUCED TO ACCEPT THIS REVOLVING CREDIT NOTE AND TO MAKE THE REVOLVING CREDIT LOANS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS REVOLVING CREDIT NOTE.

This Revolving Credit Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of Holder, the Administrative Agent and the Lenders and their respective successors and assigns.  This Revolving Credit Note may be enforced by Holder or its respective successors or assigns.  All references herein to the "Borrowers", "Holder", the "Administrative Agent" and the "Lenders" shall be deemed to apply to the Borrowers, Holder, the Administrative Agent and the Lenders, respectively, and their respective successors and assigns.

Upon the execution and delivery by any Person of a joinder or similar agreement to become a "Borrower" under the Credit Agreement, such Person shall become a “Borrower” under this Revolving Credit Note with the same force and effect as if it were originally a party to this Revolving Credit Note and named as “Borrower” on the signature pages hereto.

This Revolving Credit Note shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS REVOLVING CREDIT NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS REVOLVING CREDIT NOTE AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE IN ANY COURT REFERRED TO IN THIS REVOLVING CREDIT NOTE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

Holder may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Revolving Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341.  No such pledge or enforcement thereof shall release Holder from its obligations under any of the Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, by their officers thereunto duly authorized, executed this Revolving Credit Note as of the day and year first above written.

BORROWERS:

WITNESS:	Calgon Carbon Corporation,
a Delaware corporation

By:
	Name:	Stevan R. Schott
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT 1.1(N)(2)

SWING LOAN NOTE

$________________	Pittsburgh, Pennsylvania
November 6, 2013

FOR VALUE RECEIVED, the undersigned, Calgon Carbon Corporation, a Delaware corporation (“Calgon Carbon”), and each other Person (as defined in the Credit Agreement (as hereinafter defined)) that joins hereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, jointly and severally, the "Borrowers"), jointly and severally hereby promise to pay to the order of ______________________ ("_______") the lesser of (i) the principal sum of ___________________________($________________) or (ii) the aggregate unpaid principal balance of all Swing Loans made by PNC Bank to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] of that certain Credit Agreement, dated of even date herewith (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among the Borrowers, the Guarantors (as defined in the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time, and PNC Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), payable on the Expiration Date or as otherwise provided in the Credit Agreement.  All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate per annum specified pursuant to Section 4.1.1 [Revolving Credit Interest Rate Options; Swing Line Interest Rate] of, or as otherwise provided in, the Credit Agreement.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time as such Event of Default has been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent, the Borrowers shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Note (this "Swing Note") at a rate per annum specified by Section 4.3 [Interest After Default] of, or as otherwise provided in, the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest on this Swing Note will be payable on the dates set forth in Section 5.5 [Interest Payment Dates] of the Credit Agreement and on the Expiration Date.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the Principal Office, in lawful money of the United States of America in immediately available funds.

This Swing Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions and/or Liens contained or granted therein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Note.

EACH BORROWER HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWING NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT PNC BANK HAS BEEN INDUCED TO ACCEPT THIS SWING NOTE AND MAKE THE SWING LOANS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SWING NOTE.

This Swing Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of PNC Bank, the Administrative Agent and the Lenders and their respective successors and assigns.  This Swing Note may be enforced by PNC Bank or its respective successors or assigns.  All references herein to the "Borrowers", "PNC Bank", the "Administrative Agent" and the "Lenders" shall be deemed to apply to the Borrowers, PNC Bank, the Administrative Agent and the Lenders, respectively, and their respective successors and assigns.

Upon the execution and delivery by any Person of a joinder or similar agreement to become a "Borrower" under the Credit Agreement, such Person shall become a “Borrower” under this Swing Note with the same force and effect as if it were originally a party to this Swing Note and named as “Borrower” on the signature pages hereto.

This Swing Note shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SWING NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SWING NOTE AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING NOTE IN ANY COURT REFERRED TO IN THIS SWING NOTE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

PNC Bank may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Swing Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341.  No such pledge or enforcement thereof shall release PNC Bank from its obligations under any of the Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, by their officers thereunto duly authorized, executed this Revolving Credit Note as of the day and year first above written.

BORROWERS:

WITNESS:	Calgon Carbon Corporation,
a Delaware corporation

By:
	Name:	Stevan R. Schott
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT 1.1(N)(3)

DELAYED DRAW TERM NOTE

$________________	Pittsburgh, Pennsylvania
November 6, 2013

FOR VALUE RECEIVED, the undersigned, Calgon Carbon Corporation, a Delaware corporation (“Calgon Carbon”), and each other Person (as defined in the Credit Agreement (as hereinafter defined)) that joins hereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, jointly and severally, the "Borrowers"), jointly and severally hereby promise to pay to the order of ___________________________ ("Holder"), the lesser of (i) the principal sum of ____________________________ ($_____________________) or (ii) the aggregate unpaid principal balance of all Delayed Draw Loans made by Holder to the Borrowers pursuant to Section 3.1 [Delayed Draw Loan Commitments] of that certain Credit Agreement, dated of even date herewith (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"), by and among the Borrowers, the Guarantors (as defined the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time, and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), payable on the Maturity Date or as otherwise provided in the Credit Agreement.  All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate per annum specified by the Borrowers pursuant to Section 4.1.2 [Delayed Draw Term Loan Interest Rate Options] of, or as otherwise provided in, the Credit Agreement.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time as such Event of Default has been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent, the Borrowers shall pay interest on the entire principal amount of the then outstanding Delayed Draw Loans evidenced by this Delayed Draw Term Note (this "Delayed Draw Term Note") at a rate per annum specified by Section 4.3 [Interest After Default] of, or as otherwise provided in, the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest on this Delayed Draw Term Note will be payable on the dates set forth in Section 5.5 [Interest Payment Dates] of the Credit Agreement and on the Maturity Date.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the Principal Office, in lawful money of the United States of America in immediately available funds.

This Delayed Draw Term Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions and/or Liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Delayed Draw Term Note.

EACH BORROWER HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DELAYED DRAW TERM NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE HOLDER HAS BEEN INDUCED TO ACCEPT THIS DELAYED DRAW TERM NOTE AND TO MAKE THE DELAYED DRAW TERM LOANS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS DELAYED DRAW TERM NOTE.

This Delayed Draw Term Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of Holder, the Administrative Agent and the Lenders and their respective successors and assigns.  This Delayed Draw Term Note may be enforced by Holder or its respective successors or assigns.  All references herein to the "Borrowers", "Holder", the "Administrative Agent" and the "Lenders" shall be deemed to apply to the Borrowers, Holder, the Administrative Agent and the Lenders, respectively, and their respective successors and assigns.

Upon the execution and delivery by any Person of a joinder or similar agreement to become a "Borrower" under the Credit Agreement, such Person shall become a “Borrower” under this Delayed Draw Temr Note with the same force and effect as if it were originally a party to this Delayed Draw Term Note and named as “Borrower” on the signature pages hereto.

This Delayed Draw Term Note shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DELAYED DRAW TERM NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS DELAYED DRAW TERM NOTE AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DELAYED DRAW TERM NOTE IN ANY COURT REFERRED TO IN THIS DELAYED DRAW TERM NOTE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

Holder may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Delayed Draw Term Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341.  No such pledge or enforcement thereof shall release Holder from its obligations under any of the Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, by their officers thereunto duly authorized, executed this Delayed Draw Term Note as of the day and year first above written.

BORROWERS:

WITNESS:	Calgon Carbon Corporation,
a Delaware corporation

By:
	Name:	Stevan R. Schott
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT 2.4.1

FORM OF
REVOLVING CREDIT LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue, 4th Floor
Mail Stop: P7-PFSC-04-I
Pittsburgh, PA 15219
Telephone No.: (412) 762-6442
Telecopy No.: (412) 762-8672
Attention: Agency Services

FROM:
Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon") and each other Person that joins under the Credit Agreement (as hereinafter defined) as a "Borrower" (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers")

RE:
Credit Agreement (as it may be amended, modified, supplemented or restated, the "Credit Agreement"), dated November 6, 2013, by and among the Borrowers, the Guarantors (as defined in the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time, and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent")

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.
Pursuant to Section 2.4.1 [Revolving Credit Loan Requests] of the Credit Agreement, the undersigned irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐	New Revolving Credit Loans, OR
	☐	Renewal of the LIBOR Rate Option applicable to outstanding Revolving Credit Loans, originally made on _______________, OR
	☐	Conversion of the Base Rate Option applicable to outstanding Revolving Credit Loans originally made on ____________, to Loans to which the LIBOR Rate Option applies, OR
	☐	Conversion of the LIBOR Rate Option applicable to outstanding Revolving Credit Loans originally made on _____________, to Loans to which the Base Rate Option applies, OR
	☐	New Revolving Credit Loans in an Optional Currency, OR
	☐	Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan in an Optional Currency, originally made on _______________, OR
	☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on ____________ to a Loan in an Optional Currency to which the LIBOR Rate applies

SUCH NEW, RENEWED OR CONVERTED LOANS SHALL BEAR INTEREST:
[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i)	☐
Under the Base Rate Option.  Such Loans shall have a Borrowing Date of ___________________ (which date shall be (i) on the Business Day of receipt by the Administrative Agent of this Revolving Credit Loan Request for making new Revolving Credit Loans to which the Base Rate Option applies, or (ii) on the last day of the preceding LIBOR Rate Interest Period if Loans to which the LIBOR Rate Option applies are being converted to Loans to which the Base Rate Option applies; provided, in each case, that the Administrative Agent receives this Revolving Credit Loan Request prior to 1:00 p.m., Eastern Time, on such day), OR

(ii) ☐
Under the LIBOR Rate Option.  Such Loans shall have a Borrowing Date of ___________________ (which date shall be (a) at least three (3) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 1:00 p.m., Eastern Time, of this Revolving Credit Loan Request for making new Revolving Credit Loans in Dollars to which the LIBOR Rate Option applies, renewing Loans in Dollars to which the LIBOR Rate Option applies, or converting Loans to which the Base Rate Option applies, to Loans in Dollars to which the LIBOR Rate Option applies, or (b) four (4) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 1:00 p.m., Eastern Time, of this Revolving Credit Loan Request for making a new Revolving Credit Loan in an Optional Currency or renewing a Revolving Credit Loan in an Optional Currency).

2.
Such Loans are in the aggregate principal amount of $____________________ or the aggregate principal amount to be renewed or converted is $____________________ [for each Borrowing Tranche to which the LIBOR Rate Option applies in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (or the Dollar Equivalent thereof) and not less than One Million and 00/100 Dollars ($1,000,000.00) (or the Dollar Equivalent thereof), and for each Borrowing Tranche to which the Base Rate Option applies, in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00)] and not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00)].

3.
[This paragraph A.3 applies if the Borrowers are selecting a Revolving Credit Loan in an Optional Currency]:  Such Revolving Credit Loan shall be made in the following Optional Currency:  ______________________________.

4.	Such Loans shall have an Interest Period of _______ Months [one (1), two (2), three (3) or six (6) Months; this paragraph A.3 only applies if the Borrowers are selecting the LIBOR Rate Option].1

B.
As of the date hereof and the date of making of the above-requested Loans (and after giving effect thereto):  all of the Loan Parties' representations and warranties contained in the Loan Documents are true and correct; no Event of Default or Potential Default has occurred and is continuing; the making of such Loans shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and the making of any Revolving Credit Loan shall not cause (i) the aggregate amount of the Revolving Credit Loans from any Lender to exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the Letter of Credit Obligations and (ii) the Revolving Facility Usage to exceed the Revolving Credit Commitments.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐	Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $______________, OR

☐	Funds to be wired per the following wire instructions:

Amount of Wire Transfer:	$
Bank Name:
ABA:
Account Number:
Account Name:
Reference:

1 With respect to Revolving Credit Loans made in Optional Currency, the Borrowers may only request an Interest Period of one (1) Month.

 [INTENTIONALLY LEFT BLANK]

The undersigned certifies to the Administrative Agent and the Lenders as to the accuracy of the foregoing.

BORROWING AGENT:

Calgon Carbon Corporation, a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.4.2

FORM OF
SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue, 4th Floor
Mail Stop: P7-PFSC-04-I
Pittsburgh, PA 15219
Telephone No.: (412) 762-6442
Telecopy No.: (412) 762-8672
Attention: Agency Services

FROM:	Calgon Carbon Corporation, a Delaware corporation (the "Borrowing Agent")

RE:
Credit Agreement (as it may be amended, modified, supplemented or restated, the "Credit Agreement"), dated November 6, 2013, by and among the Borrowing Agent, each other Person which joins thereunder as a Borrower, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association ("PNC Bank"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent")

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.	Pursuant to Section 2.4.2 [Swing Loan Requests] of the Credit Agreement, the undersigned irrevocably requests:

1.
New Swing Loans.  Such Swing Loan shall have a Borrowing Date of ___________________ (which date shall be the Business Day of receipt by the Administrative Agent by 1:00 p.m., Eastern Time, of this Swing Loan Request for making a new Swing Loan.

2.	Such Swing Loan is in the principal amount of $____________________ [not less than One Hundred Thousand and 00/100 Dollars ($100,000.00)].

B.
As of the date hereof and the date of making of the above-requested Loans (and after giving effect thereto):  the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of the Loan Parties' representations and warranties therein are true and correct; no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of such Loan shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and the making of any Swing Loan shall not cause the Revolving Facility Usage to exceed the Revolving Credit Commitments.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐	Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $______________, OR

☐	Funds to be wired per the following wire instructions:

Amount of Wire Transfer:	$
Bank Name:
ABA:
Account Number:
Account Name:
Reference:

[INTENTIONALLY LEFT BLANK]

The undersigned certifies to the Administrative Agent and the Lenders as to the accuracy of the foregoing.

BORROWING AGENT:

Calgon Carbon Corporation, a Delaware corporation

By:
Name:
Title:

EXHIBIT 3.4

FORM OF
DELAYED DRAW TERM LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue, 4th Floor
Mail Stop: P7-PFSC-04-I
Pittsburgh, PA 15219
Telephone No.: (412) 762-6442
Telecopy No.: (412) 762-8672
Attention: Agency Services

FROM:
Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon") and each other Person that joins under the Credit Agreement (as hereinafter defined) as a "Borrower" (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers")

RE:
Credit Agreement (as it may be amended, modified, supplemented or restated, the "Credit Agreement"), dated November 6, 2013, by and among the Borrowers, the Guarantors (as defined in the Credit Agreement) party thereto from time to time, the Lenders (as defined in the Credit Agreement) party thereto from time to time, and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent")

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.
Pursuant to Section 3.4 [Delayed Draw Term Loan Requests] of the Credit Agreement, the undersigned irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐	New Delayed Draw Term Loans, OR
	☐	Renewal of the LIBOR Rate Option applicable to an outstanding Delayed Draw Term Loan originally made on _______________, OR
	☐	Conversion of the Base Rate Option applicable to an outstanding Delayed Draw Term Loan originally made on ____________, to Loans to which the LIBOR Rate Option applies, OR
	☐	Conversion of the LIBOR Rate Option applicable to an outstanding Delayed Draw Term Loan originally made on _____________, to Loans to which the Base Rate Option applies,

SUCH NEW, RENEWED OR CONVERTED LOANS SHALL BEAR INTEREST:
[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i)	☐
Under the Base Rate Option.  Such Loans shall have a Borrowing Date of ___________________ (which date shall be (i) at least three (3) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 1:00 p.m., Eastern Time, of this Delayed Draw Term Loan Request for making new Delayed Draw Term Loans to which the Base Rate Option applies, or (ii) at least one (1) Business Day following the last day of the preceding Interest Period if Loans to which the LIBOR Rate Option applies are being converted to Loans to which the Base Rate Option applies; provided, in each case, that the Administrative Agent receives this Delayed Draw Term Loan Request prior to 1:00 p.m., Eastern Time, on such day),

	iii)	☐
Under the LIBOR Rate Option.  Such Loans shall have a Borrowing Date of ___________________ (which date shall be at least three (3) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 1:00 p.m., Eastern Time, of this Delayed Draw Term Loan Request for making new Delayed Draw Term Loans to which the LIBOR Rate Option applies, renewing Loans to which the LIBOR Rate Option applies, or converting Loans to which the Base Rate Option applies, to Loans to which the LIBOR Rate Option applies).

2.
Such Loans are in the aggregate principal amount of $____________________ or the aggregate principal amount to be renewed or converted is $____________________ [for each Borrowing Tranche to which the LIBOR Rate Option applies in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00)] and not less than One Million and 00/100 Dollars ($1,000,000.00)], and for each Borrowing Tranche to which the Base Rate Option or Daily LIBOR Rate Option applies, in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00)] and not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00)].

3.	Such Loans shall have an Interest Period of _______ Months [one (1), two (2), three (3) or six (6) Months; this paragraph A.3 only applies if the Borrowers are selecting the LIBOR Rate Option].

B.
As of the date hereof and the date of making of the above-requested Loans (and after giving effect thereto):  all of the Loan Parties' representations and warranties contained in the Loan Documents are true and correct; no Event of Default or Potential Default has occurred and is continuing; the making of such Loans shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and the making of any Delayed Draw Term Loan shall not cause the aggregate amount of the Delayed Draw Term Loans from any Lender to exceed such Lender's Delayed Draw Term Loan Commitment.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐	Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $______________, OR

☐	Funds to be wired per the following wire instructions:

Amount of Wire Transfer:	$
Bank Name:
ABA:
Account Number:
Account Name:
Reference:

 [INTENTIONALLY LEFT BLANK]

The undersigned certifies to the Administrative Agent and the Lenders as to the accuracy of the foregoing.

BORROWING AGENT:

Calgon Carbon Corporation, a Delaware corporation

By:
Name:
Title:

EXHIBIT 5.9.7(A)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 6, 2013 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), the other Borrowers (as defined therein) hereafter party thereto, the Guarantors (as defined therein) now or hereafter party thereto, the Lenders (as defined therein) now or hereafter party thereto and PNC Bank, National Association, as Agent for the Lenders (the "Agent").

Pursuant to the provisions of Section 5.9.7 [Status of Lenders] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrowing Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowing Agent and the Agent, and (2) the undersigned shall have at all times furnished the Borrowing Agent and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT 5.9.7 (B)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 6, 2013 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), the other Borrowers (as defined therein) hereafter party thereto, the Guarantors (as defined therein) now or hereafter party thereto, the Lenders (as defined therein) now or hereafter party thereto and PNC Bank, National Association, as Agent for the Lenders (the "Agent").

Pursuant to the provisions of Section 5.9.7 [Status of Lenders] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT 5.9.7 (C)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 6, 2013 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), the other Borrowers (as defined therein) hereafter party thereto, the Guarantors (as defined therein) now or hereafter party thereto, the Lenders (as defined therein) now or hereafter party thereto and PNC Bank, National Association, as Agent for the Lenders (the "Agent").

Pursuant to the provisions of Section 5.9.7 [Status of Lenders] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT 5.9.7 (D)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 6, 2013 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), the other Borrowers (as defined therein) hereafter party thereto, the Guarantors (as defined therein) now or hereafter party thereto, the Lenders (as defined therein) now or hereafter party thereto and PNC Bank, National Association, as Agent for the Lenders (the "Agent").

Pursuant to the provisions of Section 5.9.7 [Status of Lenders] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrowing Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowing Agent and the Agent, and (2) the undersigned shall have at all times furnished the Borrowing Agent and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT 7.1.1(A)

CLOSING DATE COMPLIANCE CERTIFICATE

November 6, 2013

PNC Bank, National Association,
as Administrative Agent
249 Fifth Avenue
Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of November 6, 2013, by and among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), each other Person which joins thereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers"), the Guarantors (as defined therein) party thereto, PNC Bank, National Association ("PNC Bank") and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a "Lender" and collectively, the "Lenders"), and PNC Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the Chief Financial Officer of the Parent, do hereby certify on behalf of the Parent as of the Closing Date:

1.           Minimum Interest Coverage Ratio.  The pro forma Interest Coverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of September 30, 2013 is _________ to 1.0, which is not less than the required ratio of 2.50 to 1.00 for such period.

2.           Maximum Leverage Ratio.  The pro forma Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of September 30, 2013 is _________ to 1.0, which is not greater than the required ratio of 3.25 to 1.00 for such period.

3.           Calculations.  The calculations supporting Sections 2 through and including 3 hereof, as applicable, are set forth in the spreadsheet attached hereto as Exhibit A.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Compliance Certificate this 6th day of November, 2013.

WITNESS:	Calgon Carbon Corporation,
a Delaware corporation

	By:		(Seal)
	Name:	Stevan R. Schott
	Title:	Chief Financial Officer

EXHIBIT A

Spreadsheet

[see attached]

EXHIBIT 7.1.1(B)

OFFICER'S SOLVENCY CERTIFICATE

This Solvency Certificate (the "Certificate") is delivered pursuant to Section 7.1.1 of the Credit Agreement, dated November 6, 2013 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"), by and among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), each other Person which joins thereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers"), the Guarantors party thereto from time to time (the Borrowers and the Guarantors are each, a "Loan Party" and collectively, the "Loan Parties"), the Lenders party thereto from time to time, and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").  Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that he/she is an Authorized Officer of Calgon Carbon ("Officer") and that, as such, he/she is authorized to execute this Certificate on behalf of Calgon Carbon.  Any term or provision hereof to the contrary notwithstanding, the Officer is executing this Certificate in his/her capacity as an officer of, and solely on behalf of, Calgon Carbon, and not in his/her individual capacity.  On behalf of Calgon Carbon, the Officer further certifies that:

(a)           The Officer has knowledge of, and has participated in, the preparation and negotiation of the Credit Agreement and each of the other Loan Documents.

(b)           The Officer is familiar with the finances of Calgon Carbon and each of its Subsidiaries and the financial statements of Calgon Carbon and its Subsidiaries.  The Officer has also participated in the development of financial projections for Calgon Carbon and its Subsidiaries giving effect to the financing and transactions contemplated pursuant to the Credit Agreement.

(c)           Based upon the foregoing, on the Closing Date and after giving effect to the initial Loans under the Credit Agreement and the payment of all fees related thereto, the Loan Parties taken as a whole are Solvent.

[INTENTIONALLY LEFT BLANK]

I understand that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with its entering into the Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby.

Calgon Carbon Corporation, a Delaware corporation

By:
Name:
Title:

EXHIBIT 8.3.3

FORM OF
QUARTERLY COMPLIANCE CERTIFICATE

________ __, 201_

PNC Bank, National Association,
as Administrative Agent
249 Fifth Avenue
Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of November 6, 2013, by and among Calgon Carbon Corporation, a Delaware corporation ("Calgon Carbon"), each other Person which joins thereunder as a Borrower (Calgon Carbon and such other Persons are each, a "Borrower" and collectively, the "Borrowers"), the Guarantors (as defined therein) party thereto, PNC Bank, National Association ("PNC Bank") and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a "Lender" and collectively, the "Lenders"), and PNC Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") (as may be amended, modified, supplemented or restated from time to time, the "Credit Agreement").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the ____________________ [Chief Financial Officer/Treasurer] of the Parent, does hereby certify on behalf of the Parent as of the _________ [quarter/year] ended _______________ ___, 201__ (the "Report Date"), as follows:

1.           CHECK ONE:

______
The annual financial statements of the Parent on a Consolidated Basis, consisting of an audited consolidated balance sheet as of the end of such fiscal year, and related audited consolidated  statements of income, stockholders' equity and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and set forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 8.3.2 [Annual Financial Statements] of the Credit Agreement.

OR

______
The quarterly financial statements of the Parent on a Consolidated Basis, consisting of an unaudited consolidated balance sheet as of the end of such fiscal quarter and related unaudited consolidated statements of income and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments), and set forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 8.3.1 [Quarterly Financial Statements] of the Credit Agreement.

2.           The representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though such representations and warranties had been made on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein).

3.           In accordance with Section 6.2 [Updates to Schedules] of the Credit Agreement, attached hereto as Exhibit A is an updated Schedule 6.1.2 to the Credit Agreement.

4.           No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Change.

[NOTE:  If any Event of Default, Potential Default, Material Adverse Change or event which may reasonably be expected to result in a Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

5.           Minimum Interest Coverage Ratio (Section 8.2.15).  The Interest Coverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is _________ to 1.0, which is not less than the required ratio of 2.50 to 1.00 for such period.

6.           Maximum Leverage Ratio (Section 8.2.16).  The Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is _________ to 1.0, which is not greater than the required ratio of 3.25 to 1.00 for such period.

7.           Permitted Acquisition (Section 8.2.6). [If applicable and if the consideration for the Proposed Permitted Acquisition (as hereinafter defined) is greater than Five Million and 00/100 Dollars ($5,000,000.00).].  ________________________ [insert name of applicable Loan Party] intends to enter into a Permitted Acquisition with ___________________ [enter name of the target company] pursuant to which ____________________ [insert name of applicable Loan Party] will ____________________ [provide a brief description of the transactions contemplated by such Permitted Acquisition] (the "Proposed Permitted Acquisition").  The aggregate consideration for all Permitted Acquisitions (including the Proposed Permitted Acquisition) in the current fiscal year is ___________ which is not greater than the permitted basket of One Hundred Million and 00/100 Dollars ($100,000,000.00).  After giving effect to the Proposed Permitted Acquisition and the incurrence of any Loans, other Indebtedness or contingent obligations in connection therewith, the pro form Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters most recently ended for which financial statements are available prior to the date of the Proposed Permitted Acquisition is ____ to 1.0, which is not greater than the permitted ratio of 2.75 to 1.0.  The sum of (1) United States currency of the Parent on a Consolidated Basis held in domestic deposit accounts and (2) Undrawn Availability is ______________ which is not less than the required Fifty Million and 00/100 Dollars ($50,000,000.00).

8.           Calculations.  The calculations supporting Sections 5 through and including 7 hereof, as applicable, are set forth in the spreadsheet attached hereto as Exhibit B.

 [INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Compliance Certificate this ____ day of _______________, 20___.

WITNESS:	[PARENT]

	By:	(SEAL)
Name:
Title:

EXHIBIT A

Updated Schedule 6.1.2

[see attached]

EXHIBIT B

Spreadsheet

[see attached]